SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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POLYONE CORPORATION
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POLYONE CORPORATION

Notice of 2009
Annual Meeting of Shareholders
and Proxy Statement

March 24, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Thursday, May 14, 2009, at the Wyndham Cleveland at Playhouse Square, Palace Ballroom East, 1260 Euclid Avenue, Cleveland, Ohio.

A Notice of the Annual Meeting and the Proxy Statement follow. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors.

You will also find enclosed a proxy and/or voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card(s), or vote over the telephone or the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Stephen D. Newlin
Chairman, President and Chief Executive Officer
PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

POLYONE CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
POLYONE CORPORATION PolyOne Center 33587 Walker Road Avon Lake, Ohio 44012
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
2008 DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON SHARES
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2008 PENSION BENEFITS
2008 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
PROPOSAL 2 -- APPROVAL OF AN AMENDMENT TO OUR CODE OF REGULATIONS
PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
GENERAL

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at the Wyndham Cleveland at Playhouse Square, Palace Ballroom East, 1260 Euclid Avenue, Cleveland, Ohio at 9:00 a.m. on Thursday, May 14, 2009. The purposes of the meeting are:

1.	To elect as Directors the 10 nominees named in the proxy statement and recommended by the Board of Directors;

2.	To approve an amendment to PolyOne Corporation’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law;

3.	To ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4. To consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the meeting.

For the Board of Directors

Lisa K. Kunkle
Vice President, General Counsel
and Secretary

March 24, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 14, 2009:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended December 31, 2008 are available at our internet website, www.polyone.com, on the “Investors Relations” page.

POLYONE CORPORATION
PolyOne Center
33587 Walker Road
Avon Lake, Ohio 44012

PROXY STATEMENT
Dated March 24, 2009

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at the Wyndham Cleveland at Playhouse Square, Palace Ballroom East, 1260 Euclid Avenue, Cleveland, Ohio at 9:00 a.m. on Thursday, May 14, 2009, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 5 of this proxy statement, to approve the amendment to our Code of Regulations and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan and PolyOne Canada Inc. Retirement Savings Program. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 30, 2009. Our headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the first Annual Meeting of Shareholders following the Director’s 70th birthday. In accordance with these Guidelines, Mr. Garda will retire from the Board at the 2009 Annual Meeting of Shareholders. Following Mr. Garda’s retirement, our Board will consist of ten Directors.

A shareholder who wishes to suggest a Director candidate for consideration by the Compensation and Governance Committee must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Regulations. Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2010 and a description of the business experience of each nominee. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 16, 2009.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

J. Douglas Campbell Director since 1993 Age — 67	Retired Chairman and Chief Executive Officer of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer. Mr. Campbell served in this capacity from December 2003 until the company was sold in July 2006. Mr. Campbell served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until the company was sold in 1997.

Dr. Carol A. Cartwright Director since 1994 Age — 67	President of Bowling Green State University, a public higher education institution, since January 2009 and Interim President from July 2008 to January 2009. Dr. Cartwright served as President of Kent State University, a public higher education institution, from 1991 until her retirement in June 2006. Dr. Cartwright serves on the Boards of Directors of KeyCorp and FirstEnergy.

Gale Duff-Bloom Director since 1994 Age — 69	Retired President of Company Communications and Corporate Image of J.C. Penney Company, Inc., a major retailer. Ms. Duff- Bloom served in this capacity from June 1999 until her retirement in April 2000. From 1996 to June 1999, Ms. Duff-Bloom served as President of Marketing and Company Communications of J.C. Penney.

Richard H. Fearon Director since 2004 Age — 53	Vice Chairman and Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation from 1995 to 2000.

Gordon D. Harnett Director since 1997 Age — 66	Lead Director of our Board of Directors since July 18, 2007. Retired Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc., an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corporation, EnPro Industries, Inc. and Acuity Brands, Inc.

Richard A. Lorraine Director since 2008 Age — 63	Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company from 1995 to 2003. Mr. Lorraine serves on the Board of Directors of Carus Corporation.

Edward J. Mooney Director since 2006 Age — 67	Retired Chairman and Chief Executive Officer of Nalco Chemical Company, a specialty chemicals company. Mr. Mooney served in this capacity from 1994 to 2000. Mr. Mooney also served as Déléqué Général — North America, of Suez Lyonnaise des Eaux from 2000 to 2001, following its acquisition of Nalco. Mr. Mooney serves on the Boards of Directors of FMC Corporation, FMC Technologies, Inc., Northern Trust Corporation, Cabot Microelectronics Corporation and Commonwealth Edison Company (a wholly-owned subsidiary of Exelon Corporation).

Stephen D. Newlin Director since 2006 Age — 56	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global developer and marketer of cleaning and sanitizing specialty chemicals, products and services from 2003 to 2006. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998 to 2001 and was Chief Operating Officer and Vice Chairman from 2000 to 2001. Mr. Newlin serves on the Boards of Directors of Black Hills Corporation and The Valspar Corporation.

William H. Powell Director since 2008 Age — 63	Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006. Mr. Powell serves on the Boards of Directors of Arch Chemicals, Inc. and Granite Construction Incorporated.

Farah M. Walters Director since 1998 Age — 64	President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm, since 2005. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. Ms. Walters serves on the Board of Directors of Celanese Corporation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the members of our Board of Directors be “independent” under the listing standards of the New York Stock Exchange (“NYSE”). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries), and that the Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

A Director will not be deemed to be “independent” if, within the preceding three years:

(a) the Director was our employee, or an immediate family member of the Director was either our executive officer or the executive officer of any of our affiliates;

(b) the Director received, or an immediate family member of the Director received, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service);

(c) the Director is a current partner or employee of Ernst & Young LLP, our external auditor, or within the last three years was a partner or employee of Ernst & Young LLP who personally worked on our audit during that time;

(d) an immediate family member of the Director is a current partner of Ernst & Young LLP, our external auditor, or within the last three years was an employee of Ernst & Young LLP who personally worked on our audit during that time;

(e) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of our present executive officers serve on that company’s compensation committee; or

(f) the Director was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such Director’s home.

A Director’s service as an executive officer of a not-for-profit organization will not impair his or her independence if, within the preceding three years, our charitable contributions to the organization in any single fiscal year, in the aggregate, did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors determined that J. Douglas Campbell, Carol A. Cartwright, Gale Duff-Bloom, Richard H. Fearon, Robert A. Garda, Gordon D. Harnett, Richard A. Lorraine, Edward J. Mooney, William H. Powell and Farah M. Walters are independent under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent directors and for performing various other duties as may from time to time be determined by the independent directors. In July 2007, the Board elected Mr. Harnett to serve as the Lead Director.

Board Attendance

The Board met eight times during 2008, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the Committees of the Board on which such member served in 2008. Each Director is expected to attend the Annual Meeting of Shareholders. In 2008, all of our Directors serving at that time attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

As of the date of this proxy statement, our Board has eleven directors and the following four committees: the Audit Committee, the Compensation and Governance Committee, the Environmental, Health & Safety Committee and the Financial Policy Committee. The following table sets forth the membership of the standing committees of our Board of Directors, as of the date of this proxy statement, and the number of times each committee met in 2008. The current function of each committee is described below.

			Compensation &		Environmental,
			Governance		Health &		Financial
Director	Audit Committee		Committee		Safety Committee		Policy Committee
Mr. Campbell			X		X		X	*

Dr. Cartwright	X		X

Ms. Duff-Bloom			X		X		X

Mr. Fearon	X	*	X

Mr. Garda	X		X

Mr. Harnett	X		X	*

Mr. Lorraine	X		X

Mr. Mooney			X		X	*	X

Mr. Newlin					X		X

Mr. Powell			X		X		X

Ms. Walters			X				X

Number of Meetings in 2008	8		7		2		5

X — Member

* — Chairperson

The Audit Committee meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of our independent auditors, internal auditors and financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. Our common shares are listed on the NYSE and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the NYSE listing standards. The Board of Directors has determined that Mr. Fearon meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Compensation and Governance Committee reviews and approves the compensation, benefits and perquisites afforded our executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. To help it perform its responsibilities, the Committee makes use of PolyOne resources, including members of senior management in our human resources, legal and finance departments. In addition, the Committee directly engages the resources of Towers Perrin as an independent outside compensation consultant (the “Consultant”) to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. In 2008, the Committee, assisted by the Consultant, analyzed competitive market compensation data relating to salary, annual incentives and long-term incentives. In analyzing competitive market data, the Committee reviewed data from a peer group of similarly-sized U.S. chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Committee in benchmarking base salaries and annual and long-term incentive targets to approximate the market median. The Consultant assisted our human resources department in preparing tally sheets to provide the Committee with information regarding our executive officers’ total annual compensation, termination benefits and wealth accumulation. More detailed information about the compensation awarded to our executive officers in 2008 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Committee and interacts with management to gather the data needed to prepare reports for Committee review.

The Committee recommends to the Board of Directors candidates for nomination as Directors, and the Committee advises the Board with respect to governance issues and directorship practices, reviews succession planning for the Chief Executive Officer and other executive officers and oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation and Governance Committee have been determined to be independent as defined by the NYSE listing standards.

The Compensation and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors as described on page 3. The Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	Our needs from time to time.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval.

In 2008, the Committee used a third-party search firm, Russell Reynolds Associates, to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Committee.

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations.

The Financial Policy Committee exercises oversight with respect to our capital structure, borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, banking relationships and other financial matters.

The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these charters, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000. The Board and each Committee conduct an annual self-evaluation.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and Securities and Exchange Commission regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these corporate governance documents, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000.

In October 2007, the Board amended our Corporate Governance Guidelines to adopt a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy. The Compensation and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Compensation and Governance Committee’s recommendation. The Compensation and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board of Directors

Shareholders and other interested parties interested in communicating directly with the Board of Directors as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Director Compensation

For the first quarter of 2008, we paid our non-employee Directors an annual retainer of $100,000, quarterly in arrears, consisting of a cash retainer of $50,000 and an award of $50,000 in value of fully vested common shares. Effective April 1, 2008, we increased the cash retainer to $60,000 and the annual stock award to equal $75,000 in value. We grant the shares payable to the Directors quarterly and determine the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We pay individual meeting fees only as follows: fees of $2,000 for each unscheduled Board and committee meeting attended and fees of $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Chairpersons of each committee receive a fixed annual cash retainer as follows: $5,000 for Environmental, Health and Safety and Financial Policy Committees and $10,000 for Audit and Compensation and Governance Committees. These amounts are payable on a quarterly basis. We reimburse Directors for their expenses associated with each meeting attended.

Prior to April 1, 2008, we granted each new non-employee Director, at the time of his or her initial election or appointment as a Director, an award of 8,500 common shares. Effective April 1, 2008, we eliminated this initial share award.

Directors who are not our employees may defer payment of all or a portion of their compensation as a Director under our Deferred Compensation Plan for Non-Employee Directors. A Director may defer the compensation as cash or elect to have it converted into our common shares and, prior to April 1, 2008, the Director could defer cash compensation into common shares at a rate equal to 125% of the cash compensation amount. Effective April 1, 2008, we eliminated this premium on cash deferred in the form of common shares.

In 2008, we awarded shares to Directors under our Deferred Compensation Plan for Non-Employee Directors, our 2005 Equity and Performance Incentive Plan (for share awards made prior to May 15, 2008) or our 2008 Equity and Performance Incentive Plan (for share awards made after May 15, 2008). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the common shares deferred accrue for the benefit of the participating Directors.

2008 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option
	in Cash(1)	Awards(2)(3)	Awards(3)	Total
Name	($)	($)	($)	($)
J.D. Campbell	65,500	68,750	—	134,250

C.A. Cartwright	58,500	68,750	—	127,250

G. Duff-Bloom	60,500	68,750	—	129,250

R.H. Fearon	70,500	68,750	—	139,250

R.A. Garda	60,500	68,750	—	129,250

G.D. Harnett	70,500	68,750	—	139,250

R.A. Lorraine	16,000	18,750	—	34,750

E.J. Mooney	64,500	68,750	—	133,250

W.H. Powell	16,000	18,750	—	34,750

F.M. Walters	60,500	68,750	—	129,250

(1)	Non-employee Directors may defer payment of all or a portion of their cash compensation as a Director (effective April 1, 2008, annual cash retainer of $60,000, meeting fees, and chair fees). Prior to April 1, 2008, a Director could defer his or her compensation as cash or elect to have it converted into our common shares at a rate equal to 125% of the cash compensation amount. The following elected to defer all or a portion of their cash compensation into our common shares and have received the 25% premium on the amount deferred into stock: Mr. Campbell ($3,688 in premiums); Ms. Duff-Bloom ($844 in premiums); Mr. Garda ($1,813 in premiums); Mr. Mooney ($3,438 in premiums); and Ms. Walters ($3,375 in premiums).

(2)	For the first quarter of 2008, our Director stock compensation consisted of an annual award of $50,000 in value of fully vested shares and, effective April 1, 2008, our Director stock compensation consisted of an annual award of $75,000 in value of fully vested common shares, which the Directors could elect to defer. We granted the shares quarterly and determined the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly fair market values in calculating the number of shares: March 31, 2008 — $6.430; June 30, 2008 — $7.115; September 30, 2008 — $6.565; and December 31, 2008 — $2.980.

(3)	In 2008, we did not grant any stock options to our non-employee Directors. The number of outstanding stock options held by each non-employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth in the following table. None of our non-employee Directors exercised stock options in 2008.

	Option Awards	Stock Awards
	Number of	Number of
	Securities Underlying	Deferred
	Unexercised Options	Shares
Name	(#)	(#)

J.D. Campbell	44,000	148,412

C.A. Cartwright	39,000	49,011

G. Duff-Bloom	44,000	110,230

R.H. Fearon	15,000	0

R.A. Garda	39,000	48,159

G.D. Harnett	39,000	110,167

R.A. Lorraine	0	6,291

E.J. Mooney	0	54,754

W.H. Powell	0	11,660

F.M. Walters	44,000	57,408

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of our common shares beneficially owned on March 16, 2009 (including options exercisable within 60 days of that date) by each of our Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 33 and by all Directors and executive officers as a group.

	Number of		Right to	Total
	Shares		Acquire	Beneficial
Name	Owned(1)		Shares(3)	Ownership
J. Douglas Campbell	150,468	(2)	44,000	194,468

Carol A. Cartwright	108,336	(2)	39,000	147,336

Gale Duff-Bloom	110,728	(2)	44,000	154,728

Richard H. Fearon	34,489		15,000	49,489

Robert A. Garda	103,105	(2)	39,000	142,105

Gordon D. Harnett	126,978	(2)	39,000	165,978

Richard A. Lorraine	6,291	(2)	0	6,291

Edward J. Mooney	254,754	(2)	0	254,754

William H. Powell	21,660	(2)	0	21,660

Farah M. Walters	119,331	(2)	44,000	163,331

Stephen D. Newlin	169,600		0	169,600

Robert M. Patterson	100,000		0	100,000

W. David Wilson	159,377		215,600	374,977

Kenneth M. Smith	74,613		131,500	206,113

Michael L. Rademacher	65,909		151,024	216,933

Bernard Baert	35,766		6,969	42,735

19 Directors and executive officers as a group	1,886,344		788,465	2,674,809

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other family member of the individual. It includes an approximate number of shares credited to the named executives’ accounts in our Retirement Savings Plan, a tax-qualified defined contribution plan. The number of common shares allocated to these individuals is provided by the savings plan administrator in a statement for the period ending December 31, 2008, based on the market value of the applicable plan units held by the individual. Additional common shares may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 16, 2009, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 2.9% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: J.D. Campbell, 148,412 shares; C.A. Cartwright, 39,281 shares; G. Duff-Bloom, 43,882 shares; R.H. Fearon, 0 shares; R.A. Garda, 48,159 shares; G.D. Harnett, 110,167 shares; R.A. Lorraine, 6,291 shares; E.J. Mooney, 54,754 shares; W.H. Powell, 11,660 shares; and F.M. Walters, 26,251 shares.

(3)	Includes shares the individuals have a right to acquire on or before May 15, 2009. The executive officers named in the table (the “Named Executive Officers”) also have the right to acquire common shares upon the exercise of vested stock-settled stock appreciation rights (“SARs”) as follows: Mr. Newlin, 520,600 SARs; Mr. Patterson, 20,000 SARs; Mr. Wilson, 167,467 SARs; Mr. Smith, 98,700 SARs; Mr. Rademacher, 94,100 SARs; and Mr. Baert, 177,200 SARs. The number of shares to be acquired cannot be determined because it depends on the market value of our common shares on the date of exercise and the applicable withholding taxes.

The following table shows information relating to all persons who, as of March 16, 2009, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the Securities and Exchange Commission:

	Number of	% of
Name and Address	Shares	Shares
Fine Capital Partners, L.P.	7,795,000(1)	8.4%
590 Madison Avenue, 5th Floor New York, New York 10022

Dimensional Fund Advisors LP	7,756,699(2)	8.4%
1299 Ocean Avenue Santa Monica, California 90401

Barrow, Hanley, Mewhinney & Strauss, Inc	7,104,210(3)	7.7%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761

Barclays Global Investors, NA	7,051,825(4)	7.6%
45 Fremont Street San Francisco, California 94105

New York Life Trust Company, Trustee	5,534,987(5)	6.0%
51 Madison Avenue New York, New York 10010

(1)	As of March 6, 2009, based upon information contained in a Schedule 13D/A filed with the Securities and Exchange Commission. FCP Capital Partners, L.P. and its affiliates have sole voting power and sole dispositive power with respect to all of these shares.

(2)	As of February 9, 2009, based upon information in a Schedule 13G/A filed with the Securities and Exchange Commission. Dimensional Fund Advisors LP, as an investment advisor, has sole voting power with respect to 7,579,740 of these shares and has sole dispositive power with respect to all of these shares.

(3)	As of February 12, 2009, based upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission. Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 3,137,990 of these shares and has sole dispositive power with respect to all of these shares.

(4)	As of February 5, 2009, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Barclays Global Investors, NA, as an investment advisor and reporting on behalf of a group of affiliate entities, has sole voting power with respect to 5,568,496 of these shares and has sole dispositive power with respect to all of these shares.

(5)	As of February 13, 2009, based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission. New York Life Trust Company, as Trustee for The PolyOne Retirement Savings Plan, as a bank, has sole voting power and sole dispositive power with respect to all of these shares.

Share Ownership Guidelines

We have established share ownership guidelines for our non-employee Directors, executive officers and other elected corporate officers to better align their financial interests with those of shareholders by requiring them to own a minimum level of our shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines. These policies, as they relate to our Named Executive Officers, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement. In order to reflect the Board’s commitment to share ownership and better align the interests of our Board members with our shareholders, the required share ownership level for directors is a number of shares with a value equal to five times the annual cash retainer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and Directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2008 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation programs are approved and overseen by the Compensation and Governance Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors. The Committee has selected and retained an independent compensation consultant, Towers Perrin (the “Consultant”). The Committee works in conjunction with the Consultant and with input from members of senior management, principally the Chairman, President and Chief Executive Officer, the Chief Human Resources Officer, the Chief Financial Officer and the General Counsel.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers (the “Named Executive Officers”):

•	Stephen D. Newlin — Chairman, President and Chief Executive Officer

•	Robert M. Patterson — Senior Vice President and Chief Financial Officer

•	W. David Wilson — Former Senior Vice President and Chief Financial Officer

•	Kenneth M. Smith — Senior Vice President, Chief Information and Human Resources Officer

•	Michael L. Rademacher — Senior Vice President and General Manager, Distribution

•	Bernard Baert — Senior Vice President and General Manager, Colors and Engineered Materials — Europe and Asia

Executive Compensation Programs — Objectives and Overview

The objectives of our executive compensation programs are to: (1) attract, retain and motivate the management team who leads in setting and achieving the overall goals and objectives of our company; (2) foster a pay-for-performance culture by rewarding the achievement of specified financial goals and growth of our share price; and (3) align our goals and objectives with the interests of our shareholders by recognizing and rewarding business results through incentive programs.

While we believe that all components of total compensation (which are identified in the Summary Compensation Table) should be valued and considered when making decisions regarding pay, the primary focus of our executive compensation program is on base salary, annual incentive and long term incentives. We believe that compensation opportunities should be competitive with the industry compensation practices of the companies we compete with for executive talent and that total compensation should be fair to both employees and shareholders.

Our incentive programs focus on the critical performance measures that determine our company’s overall success. For positions with significant business unit responsibilities, incentive programs also emphasize success at the business unit level, which often leads to Named Executive Officers at comparable levels being paid differently across the organization. Our base salary and annual and long-term incentive opportunities are designed to reward executives for the efficient execution of their day-to-day responsibilities and attainment of short term results, balanced with the need for sustainable, long-term success.

The following table outlines the major elements of compensation in 2008 for our Named Executive Officers.

Compensation
Element	Definition	Rationale
Base Salary	• Fixed compensation payable bi-weekly	• Intended to pay for completing day-to-day job responsibilities assigned to the position

Annual Incentive Plan	• Variable, cash compensation that is earned when pre-established annual performance goals are achieved	• Builds accountability for important annual financial goals • Limits fixed expenses; payment is required only upon achievement of specified goals

Long-Term Incentive Plan (3 Components) Cash-settled Performance Units	• Variable, cash compensation that is earned when pre-established three-year financial goals are achieved

• Emphasizes achievement of long-term strategic goals and objectives
• Limits fixed expenses; payment is required only upon achievement of specified goals
• Avoids stock dilution through cash awards
• Multi-year incentive is common market practice
Stock-settled Stock Appreciation Rights	• Variable compensation that increases in value as our share price rises • Paid in PolyOne common shares	• Aligns with the shareholder goal of maximizing value through increased stock price • Requires growing stock price before any value can be realized by participant
• Increases share ownership
• Limits fixed expenses
• Vesting conditions require executive to remain with PolyOne for the vesting period
• Multi-year incentive is a common market practice
Restricted Stock Units	• Equity compensation with three-year cliff vesting • Paid in PolyOne common shares	• Increases share ownership
• Limits fixed expenses; payment is not required if executive terminates before vesting
• Vesting conditions require executive to remain with PolyOne for the vesting period
• Full-value grant is a common market practice

Retirement Plans U.S. Defined Contribution Plans	• Qualified 401(k) defined contribution plan • Nonqualified excess 401(k) defined contribution plan	• The qualified defined contribution plan is a standard tax-qualified benefit offered to all employees subject to limitations on compensation and benefits under the Internal Revenue Code

Compensation
Element	Definition	Rationale
• Restores benefits that are limited by the Internal Revenue Code in the qualified plan for most highly-paid executives
Belgium Defined Contribution Plan	• Tax-efficient defined contribution plan	• Mr. Baert is a participant in a standard tax-efficient defined contribution plan provided to most Belgium employees

Defined Benefit Plans (These plans have been closed to new participants since the formation of PolyOne and were frozen as of March 20, 2009)	• Qualified defined benefit pension plan	• Messrs. Wilson and Smith are participants in a legacy defined benefit pension plan offered to certain heritage employees
	• Nonqualified, excess defined benefit plan	• Restores benefits that are limited by the Internal Revenue Code in the qualified plan and applies to all eligible plan participants

Supplemental Retirement Benefit for Mr. Newlin	• Non-qualified annual supplemental retirement payments, upon a “Qualifying Separation from Service,” payable in the form of a 15-year certain and continuous life annuity	• This non-qualified retirement benefit is consistent with benefits offered at peer companies • Vesting conditions require executive to remain with PolyOne until the vesting conditions are satisfied

Post-Retirement Medical Plans
• Subsidized retiree medical coverage similar to coverage provided to active employees available to certain heritage employees (This plan has been closed to new participants since the formation of PolyOne)
• Messrs. Wilson and Smith are eligible for participation in a legacy post-retirement medical plan offered to certain heritage employees
	• Retiree medical coverage at full cost to the retiree from ages 55 to 65 that is available to PolyOne employees	• Messrs. Newlin, Patterson and Rademacher are eligible for participation in the post-retirement medical plan offered to U.S. based PolyOne employees
• Mr. Baert is not eligible to participate in a company provided retiree medical plan

Perquisites	• Car allowance • Relocation benefits • Executive physicals • Financial planning and tax preparation; excess liability insurance	• Standard market practice
• Relocation benefits assist in attracting new executive talent
• Executive physicals help to ensure continuity of our management team
• Other perquisites are modest and are typical for executives at comparable companies

Current Global Economic Conditions

The current global recession has had an impact on our business and on our executive compensation programs. As the year 2008 progressed and the global economy significantly eroded, it became clear that our executive compensation decisions for 2009 should be reviewed to take into account the current economic conditions. Significant compensation decisions, including deviations from history and/or design changes for 2009, are noted below, with additional details following throughout this analysis.

•	Base salaries for Named Executive Officers, as well as other officers of the Company, will be frozen in 2009.

•	The value of the long-term incentive grants in 2009 will be 38% below the target market opportunity for the Named Executive Officers and, therefore, will be below the value of last year’s grant.

•	The change in long-term incentive opportunity results in a decrease in total direct compensation for Named Executive Officers in the range of 14% to 22% (with the CEO’s compensation being decreased by the 22%).

•	The long-term incentive will include a grant of Performance Units with a one-year performance cycle payable after three years, to further emphasize our focus on cash management for 2009.

•	Achievement of threshold performance under the performance units will result in a payout of 30% of the targeted award (instead of 50%), while maintaining our standard threshold level of performance.

•	Performance measures will be added as a condition of vesting under the stock-settled stock appreciation rights and performance shares.

•	Achievement of threshold performance under the Annual Incentive Plan will result in a payout of 30% of the targeted award (instead of 50%), while maintaining our standard threshold level of performance.

•	The Annual Incentive Plan performance measures for 2009 will include a greater emphasis on working capital as a percentage of sales to promote cash management.

Setting the Level of Compensation

We have designed our compensation programs to be competitive with companies of comparable size and industry as well as companies with whom we compete for executive talent. The Committee obtains advice from the Consultant relating to competitive salaries and annual and long-term incentives, as well as other items of total compensation, including retirement benefits, health and welfare benefits and perquisites. Management and the Committee review the specific pay disclosures of the defined peer group of chemical companies as well as survey data of similarly-sized chemical and other companies, as provided by the Consultant. The Committee discusses and considers this information when making compensation decisions. This process is described in the “Compensation Oversight Processes” section of this report. The Committee manages compensation so as to align each of the pay elements with market practices.

The Committee targets base salaries around the median of observed market practice and sets annual and long-term incentive targets (incentive as a percent of salary) to approximate the market median. We believe the maximum potential annual incentive payouts (no award shall be greater than double the target award) are consistent with the typical market range around target awards.

Our actual awards of cash-settled performance units, stock-settled stock appreciation rights (SARs) and restricted stock units (RSUs) are based on competitive long-term incentive market practices, market data, and an evaluation of an individual’s performance. In 2008:

•	We allocated 40% of the assigned long-term incentive target opportunity for a position in the form of cash-settled performance units in order to avoid the dilution associated with share-based awards and to reward executives for achieving growth in our earnings per share, one of the measures we consider critical to our overall success.

•	We allocated 30% of the assigned long-term incentive target opportunity in the form of stock-settled SARs because they align executive and shareholder interests as they increase in value as our stock price grows and they help preserve cash.

•	We allocated the remaining 30% of the assigned long-term incentive target opportunity in the form of RSUs. We decided to grant RSUs in addition to performance units and SARs to provide an award that is consistent with market practice and that conserves shares under our equity plan, promotes share ownership and enhances our retention of executives.

•	We assigned a value to a single performance unit and established a value for a single SAR based on the Black-Scholes valuation method. RSUs were valued at their full value. We then determined the actual number of performance units, SARs and RSUs to be granted by dividing the targeted dollar value allocated to each element by the value of a single performance unit, SAR, and RSU, respectively.

The following table summarizes the allocation of the compensation opportunity at target that was granted in 2008 to the Named Executive Officers, based upon the primary elements of compensation (2008 base salary, Annual Incentive Plan 2008 target opportunity, and long-term incentive grants made in 2008, including performance units that will pay out in 2011, if earned). The compensation opportunity is consistent with our overall pay-for-performance philosophy. Generally, employees at more senior levels in the organization, including the Named Executive Officers, have a greater proportion of their compensation tied to incentive compensation. Targeted pay opportunity levels align with the market in each individual pay element.

	Proportionate Size of Primary Elements of Compensation
Element	Newlin	Patterson	Wilson	Smith	Rademacher	Baert
Base Salary	20%	67%	36%	43%	43%	45%

Annual Incentive Opportunity	20%	33%	18%	22%	21%	22%

Long-Term Incentive Opportunity*	60%	**	46%	35%	36%	33%

*	Long-term incentive relating to the performance units for the 2008-2010 performance period will be paid in 2011, if earned.

**	Mr. Patterson was not a PolyOne employee at the time of the 2008 long-term incentive award. In lieu thereof, he received a grant of 60,000 SARs and 40,000 RSUs at the time of his employment.

Risk Oversight

A primary objective of our executive compensation program is to encourage and reward performance by our Named Executive Officers that meets or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Further, our use of short and long-term incentives, the award of different types of equity compensation, the use of different performance measures, and our share ownership guidelines, do not encourage our management to take unreasonable risks relating to our business. Overall, the Committee does not believe that any aspect of our executive compensation program encourages the Named Executive Officers to take unnecessary and excessive risks.

Benchmarking Competitive Compensation

We regularly analyze competitive market compensation data relating to salary, annual incentive, and long term incentive. Periodically, we also analyze competitive market compensation data relating to retirement benefits and perquisites.

In analyzing competitive market data, we draw from two independent sources. First, we review proxy statement disclosures of a peer group of similarly sized U.S. chemical companies (listed below) to establish an estimate of market compensation for our most senior executives. This approach provides insight into explicit company practices at business competitors or companies facing similar operating challenges. However, it does not provide market information for positions below the senior management level, nor does it address competitors for talent outside the chemical industry.

Albemarle Corporation	Eastman Chemical Company	Hercules Incorporated*
Arch Chemicals, Inc.	Ferro Corporation	The Lubrizol Corporation
A. Schulman, Inc.	FMC Corporation	RPM International Inc.
Cabot Corporation	Georgia Gulf Corporation	Spartech Corporation
Chemtura Corporation	H.B. Fuller Company	The Valspar Corporation
Cytec Industries Inc.

*Note: Hercules Incorporated was subsequently purchased by Ashland Incorporated in November 2008.

Second, we review data from Towers Perrin’s Compensation Data Bank and other published surveys relating to the chemical industry or other applicable general industries, as provided by the Consultant, to augment the peer proxy analysis and provide a broader sense of market practices. To obtain comparability based on company size, the data either references a specific sample of companies or calibrates the pay of a broad sample of companies against company size. This data is used as one of several inputs into management’s and the Committee’s deliberation on appropriate compensation levels. Other inputs include performance, scope of responsibilities, retention, internal equity considerations and other factors.

Elements of Compensation

The following discussion provides additional details about the main elements of compensation for the Named Executive Officers.

Base Salary

As described above, our policy is to target base pay at the market median but does allow actual pay levels to deviate from target based on performance, responsibility, experience and marketability unique to each individual. Based on general industry data provided by the Consultant, the salaries of the Named Executive Officers range from 82% to 109% of the market median for comparable positions. For 2008, the Committee approved base salary increases for the Named Executive Officers ranging from 0% to 13.9%. For 2009, however, management recommended, and the Compensation and Governance Committee agreed, that the Named Executive Officers (and other corporate officers) would not receive any salary increases.

Annual Incentive

The Senior Executive Annual Incentive Plan (the “Annual Plan”) was approved by shareholders in 2005 and includes a set of performance measures that can be used in determining awards under the plan. The Annual Plan determines how participants (including all Named Executive Officers) can earn annual cash awards. In 2008, the performance measures used for the corporate staff participants in the Annual Plan (including Messrs. Newlin, Patterson, Wilson and Smith) were company operating income (80% weighting) and company-controlled cash flow (20% weighting).

The performance measures used for Messrs. Rademacher and Baert as participants in the Annual Plan were business unit operating income (60% weighting), company operating income (20% weighting) and company-controlled cash flow (20% weighting). The Committee chose these performance measures in order to drive profitability and promote consistency in operational performance. Goals were generally designed to reward executives for the attainment of challenging but achievable annual business goals.

The performance measures and targets and the respective levels of achievement for each performance measure under the Annual Plan are set forth below.

Measure	Target Goal	Actual Result	% of Target
Company Operating Income	$71.9 mm	$68.2 mm	94.9%

Company-Controlled Cash Flow	38.6 mm	28.0 mm	72.5%

BU Operating Income (Rademacher)	24.9 mm	28.1 mm	112.9%

BU Operating Income (Baert)	33.4 mm	20.4 mm	61.1%

In the Annual Plan:

•	Operating income was defined as operating income less Sunbelt operating income and less any specified special items.

•	Company-controlled cash flow was defined as operating income less Sunbelt operating income plus depreciation and amortization plus/minus changes in average working capital less capital expenditures, interest and other expenses.

We established target annual incentive levels for 2008 consistent with our approach described above to approximate the market median. These targeted levels are set at 100% of salary earned for Mr. Newlin and 50% of salary earned during the year for each of the other Named Executive Officers.

The target awards for the Named Executive Officers under the Annual Plan and the actual amounts earned for 2008 performance are set forth below.

Executive	Target Award		Earned Award	% Attainment
S.D. Newlin	$831,731		$700,650	84.2%

R.M. Patterson	127,692	(1)	107,568	84.2%

W.D. Wilson	131,619	(1)	110,876	84.2%

K.M. Smith	166,654		140,389	84.2%

M.L. Rademacher	158,654		204,663	129.0%

B. Baert(2)	207,721		63,064	30.4%

(1)	For the portion of the year the Named Executive Officer was with PolyOne.

(2)	Mr. Baert’s compensation is based in Euros and has been converted to dollars using the conversion rate of €1.00 = $1.4096, which is the conversion rate used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Achievement of a performance goal at the threshold level for 2008 would result in payment of 50% of the targeted award for that particular performance goal; achievement of a performance goal at the target level would result in payment of 100% of the targeted award for that performance goal; and, achievement at the maximum level or greater would result in payment of 200% of the targeted award for that goal. The awards are interpolated if performance falls between the levels. The actual amount awarded to the Named Executive Officers for 2008 ranged from 30.4% of the targeted amount to 129.0% of the targeted amount. The actual amounts earned under the Annual Plan for 2008 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The Annual Plan, as it applies to the Named Executive Officers, is structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In order to qualify the amounts earned under the Annual Plan as “performance-based,” the Committee may exercise discretion only to reduce an award. The Annual Plan is structured so that achievement of the threshold level of performance in any of the measures described above will result in the funding of the plan at maximum. Actual awards are calculated using the Plan formula described above and if funded at maximum as described above, the maximum awards are reduced, as necessary, to deliver awards that are consistent with the attainment levels that were achieved for management incentive plan participants. For a more detailed discussion of Section 162(m) of the Internal Revenue Code, see the “Tax Considerations” section of this report.

For 2009, to place a greater emphasis on managing cash, the weighting for operating income was reduced from 80% to 50% and a new measure, working capital as a percentage of sales, was introduced with a 50% weighting. Operating income continues to be an important measure of our performance. Managing cash and working capital improvement, however, are critical imperatives given the 2009 global economic environment. We also lowered the level of payment for achievement of threshold performance from 50% of the targeted award to 30% of the targeted award. The level of attainment required to reach the threshold performance, however, was not lowered.

Long-Term Incentive

The 2005 Equity and Performance Incentive Plan was approved by shareholders in 2005 and permits a variety of types of incentive awards. We used the shares authorized under this plan in making our long-term incentive awards in 2008 (except for awards made to Mr. Patterson). In May of 2008, our shareholders approved a new equity plan, the 2008 Equity and Performance Incentive Plan, and this will be the plan used to make awards in 2009 and in future years until the authorized shares are depleted. No further grants can be made under the 2005 Equity and Performance Incentive Plan.

(1)	Awards Granted in 2008

In March 2008, long-term incentive awards were granted under the 2005 Equity and Performance Incentive Plan using three vehicles, with the allocation of the award values roughly as follows: 40% of the award’s value was allocated to performance units for the performance period 2008-2010, 30% was allocated to stock-settled SARs and 30% was allocated to RSUs.

•	Cash-Settled Performance Units

The performance units granted in March 2008 will be paid in cash, subject to achievement of performance goals relating to company earnings per share for the three-year period from January 1, 2008 through December 31, 2010.

The Committee selected earnings per share as the performance measure in order to focus on improvement in overall company profitability. Generally, the Committee set the target level for the performance measure consistent with the level established under the projections for a three-year financial plan. The Committee believes that the budgeted level reflects a challenging but obtainable target. If the targeted level of achievement for the performance measure were obtained, this would represent a significant improvement over the level attained in previous years. The targeted level is intended to be achievable, but a maximum level of performance would require an extraordinary level of performance, which we believe is possible but unlikely to be achieved. Given that we do not provide earnings guidance, we believe that disclosure of our actual earnings per share targets for the performance units would cause competitive harm. In setting the applicable target level, the Committee considers how achievement of the performance criteria could be impacted by events expected to occur in the coming years.

If we were to achieve the target performance level, a participant would earn a target-level award; if we were to attain only the threshold performance level, 50% of the target award would be earned; and if we were to attain the maximum performance level, the participant would earn 200% of the target award. If our performance fell between the threshold and target or between target and maximum, earnings under the plan would be interpolated. If threshold performance is not achieved, no award will be paid to the participants.

•	Stock-Settled SARs

To continually reinforce our ongoing commitment to enhancing shareholder returns, 30% of the long-term incentive opportunity awarded in March 2008 to executives, including the Named Executive Officers, consists of SARs that, when exercised by the holder, are settled in our common shares. The SARs granted in March to all Named Executive Officers, excluding Mr. Patterson, have a base price of $6.765. All SARs granted in 2008 have an exercise term of seven years, which is shorter than typical market practice. The SARs vest one-third per year over three years. Mr. Patterson’s award of SARs was part of his offer of employment and has a base price of $7.72.

•	RSUs

To conserve shares under our equity plan, promote share ownership and enhance the retention of our executives, 30% of the long-term incentive opportunity awarded in March 2008 consists of three-year cliff-vested RSUs. The RSUs granted in March to all Named Executive Officers vest 100% in three years from date of grant. The RSUs granted to all the Named Executive Officers, except Mr. Patterson, were valued at $6.765 at the time of grant and this was the price used in determining the size of the grant. The RSUs granted to Mr. Patterson were valued at $7.72 for this same purpose.

(2)	Awards Granted in Prior Years

In February 2009, the Committee approved the payout of performance units relating to the long-term incentive award that was granted in 2006, for the 2006-2008 performance period. The performance units were based on achievement of performance goals related to cash flow, debt to EBITDA and return on invested capital. Each of these performance measures represented 20% of the participant’s total Long-Term Incentive opportunity. The Named Executive Officers, except

Mr. Patterson, received a cash award based on the attainment of these established goals, as set forth in the table below.

	Goals
Measure	Threshold	Target	Maximum	% Attainment
Cash Flow	$225 mm	$280 mm	$400 mm	0	%(1)

Debt to EBITDA	4 quarters 3.00	6 quarters 3.00	6 quarters 3.00 and 4 of 6	100%
			quarters 2.50

Return on Invested Capital	10%	14%	17%	0%

(1)	Management recommended, and the Committee agreed, that the proceeds from the sale of our interest in Oxy Vinyls in 2007 would not be included in the cash flow attainment. As a result, threshold performance was not attained.

All outstanding equity awards are set forth in the 2008 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

(3)	Awards Granted in 2009

The awards granted in 2009 are designed to address the current economic conditions facing the Company, the need for an increased focus on generating cash, and the goal of maintaining a consistent structure with the long-term incentives granted in prior years.

The Committee determined that cash-settled performance units would again be granted in 2009 based on the same formula for determining target opportunity used in 2008, but that the performance units would be earned only upon achievement of performance goals relating to working capital as a percent of sales, consistent with the Annual Plan. To focus on the near-term cash needs of the Company, performance will be measured over a one-year period (for 2009 only) and, to enhance retention, the performance units will only be paid if the participant continues to be employed on the third anniversary of the date of grant. In addition, to align the award payment level with the progress attained in working capital improvements, the performance units were structured such that achievement of threshold performance will result in a payout of 30% of the targeted award, instead of 50%. The actual level of performance required to achieve threshold performance, however, was not adjusted.

Further, the Committee determined that it would again grant stock-settled SARs and full value stock awards, but that for the grants made in 2009, there would be performance conditions tied to the vesting of these awards.

In determining the number of SARs and performance shares to be granted, the Committee modified its approach in 2009 to address the current economic conditions. As described above, in prior years, the Company’s practice was to grant each participant a long-term incentive award with a target value based on market median and to determine the number of SARs and restricted stock units to deliver that pre-determined value. Due to the decline in our stock price and the desire to preserve shares under our 2008 Equity and Performance Incentive Plan (the “2008 Plan”), the Committee reduced the value of the long-term incentives in 2009 such that only 50% of the available shares under the 2008 Plan would be used. As a result, the values of the Named Executive Officers’ long-term incentive grants in 2009 were 38% below the target market median opportunity.

This approach balances the perspectives of shareholders and participants by providing additional shares to incent the participants, but at a lower total targeted value than in 2008.

For 2009, the long-term incentive awards consist of the following:

•	65% — cash-settled performance units

•	14% — performance-vested, stock-settled SARs

•	21% — performance shares

The terms of each component of the 2009 long-term incentive award are as follows:

•	The performance units are earned based on achievement of goals relating to working capital over a one-year performance period but paid three years from date of grant. Achievement of threshold performance will result in a payout of 30% of the target award, achievement of target performance will result in a payout of 100% of the target award, and achievement of maximum performance will result in a payout of 200% of the target award.

•	The SARs granted have a term of seven years and will vest one-third on the attainment of 10%, 20% and 30% stock appreciation (which must be attained for a minimum of three consecutive trading days), with no more than one-third vesting per year for the first three years. Consistent with the terms of the 2008 Plan, the grant price for the SARs was set based on the closing market price of the SARs on the date of grant (March 5, 2009).

•	Each performance share is equal in value to one share of PolyOne common stock and the performance shares will pay out in the form of our common shares on a one-for-one basis. The performance shares will vest one-third on the attainment of 10%, 20% and 30% stock appreciation from the closing price on the grant date (which must be attained for a minimum of three consecutive trading days) during a three-year performance period. Vested shares will be distributed on the third anniversary of the grant. If the price hurdles are not met, no award will be earned.

Retirement Benefits

We offer a defined contribution retirement benefit to all U.S. employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (the “Qualified Savings Plan”). The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic Company-paid contribution of 2% of eligible earnings for all employees, (2) a Company-paid match on employee 401(k) contributions equal to dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes, and (3) for certain heritage employees, an additional automatic company-paid contribution (Transition Contribution) of up to 4% of eligible earnings. Of the Named Executive Officers, only Messrs. Wilson and Smith receive this contribution in the amount of 4% and 3.25%, respectively. Effective March 20, 2009, the heritage additional automatic company-paid contribution was eliminated for all participants. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $15,500 and earnings upon which employee/company contributions are based to $230,000 in 2008.

The PolyOne Supplemental Retirement Benefit Plan (the “Nonqualified Savings Plan”) is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations of the Qualified Savings Plan.

Mr. Baert is based outside the United States and does not participate in the Qualified Savings Plan or the Nonqualified Savings Plan. Mr. Baert participates in a standard defined contribution retirement benefit plan generally provided to all Belgium employees (except that some employees hired prior to May 2003 (other than Mr. Baert) elected to remain in the Belgium defined benefit plan previously offered as the standard retirement plan). The plan provides employees with individual retirement accounts funded by (1) an automatic Company paid contribution of 5% of base pay up to a salary limit plus 15% of base pay in excess of the salary limit, and (2) employee contributions of 5% of base pay above that salary limit. The salary limit, which is indexed annually, was €40,150 for 2008.

During 2008, the Committee reviewed the CEO’s total compensation package among the peer companies and across the broader general industry. The Committee determined that it was in the best interests of the Company and our shareholders to provide a supplemental retirement benefit for Mr. Newlin that would be competitive with industry practices and serve as an additional retention vehicle. Thus, Mr. Newlin’s Letter Agreement (which provides for the terms of Mr. Newlin’s employment) was amended on July 16, 2008 to include certain retirement benefits. Specifically, the Letter Agreement was amended to provide that upon a Qualifying Separation from Service, Mr. Newlin will be entitled to annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. If Mr. Newlin dies or incurs a Disability prior to a Qualifying Separation from Service, he or his designated beneficiary also will be entitled to certain supplemental retirement payments. Generally, Mr. Newlin will be considered to have a Qualifying Separation from Service if (1) he attains the age of 55 and has at least five years of service with the Company, serving as Chairman and Chief Executive Officer at the time of his retirement (provided that if the Board, in its sole discretion, has identified a suitable successor for the position of Chief Executive Officer, he only needs to be serving as Chairman at the time of his retirement) and the PolyOne Board of Directors, in its sole discretion, has identified a suitable successor to the position of Chief Executive Officer; or (2) Mr. Newlin’s employment is involuntarily terminated other than for serious cause or Mr. Newlin terminates employment for good reason following a change of control of the Company. Under the terms of the amended Letter Agreement, he will also be treated as a retiree for purposes of any SARs, RSUs, performance shares and performance units awarded to him as long-term incentive awards. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. Mr. Newlin will forfeit his rights to receive the supplemental retirement payments and retiree medical benefits if he engages in any conduct prohibited by his non-competition agreement or any acts that constitute fraud, embezzlement, and disclosure of confidential information or deliberate dishonesty.

Messrs. Wilson and Smith are also eligible, along with certain other legacy employees, to receive pension payments under a company-funded Internal Revenue Code qualified defined benefit pension plan as well as an unfunded, nonqualified defined benefit pension plan (the “Qualified Pension Plan” and “Nonqualified Pension Plan,” respectively). In addition, upon becoming retirement eligible (55 years of age with 10 years of service), Messrs. Wilson and Smith will be eligible to receive certain retiree medical benefits for which they will be required to pay a portion of the cost. These plans existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna and generally benefited all nonunion employees of Geon.

The amount of Messrs. Wilson’s and Smith’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of 2002 Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

The Nonqualified Pension Plan is similar to the Nonqualified Savings Plan in that it restores benefits lost in the Qualified Pension Plan due to Internal Revenue Code limitations on earnings and benefits. The Nonqualified Pension Plan benefit formula is the same as the Qualified Pension Plan except without the Internal Revenue Code qualified plan earnings limitations. The Nonqualified Pension Plan benefit is offset by the Qualified Pension Plan benefit.

The Qualified Pension Plan and Nonqualified Pension Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Committee examined whether our retirement programs were consistent with company goals, including fairness to all associates and competitiveness in the marketplace. With this change, we will have a single and competitive retirement plan for our U.S.-based employees.

Messrs. Patterson, Rademacher and Baert do not participate in a defined benefit plan.

Perquisites

We provide certain perquisites to the Named Executive Officers, which we believe are competitive with the companies with which we compete for executive talent. These perquisites for those Named Executive Officers based in the United States, include a monthly car allowance (except for Mr. Patterson), reimbursement of expenses for financial planning and tax preparation, an annual physical examination, and group insurance providing excess liability umbrella insurance coverage in an amount equal to $5 million. For Mr. Baert, perquisites typical and competitive with companies in Europe include a company provided automobile, meal and entertainment allowance, reimbursement of expenses for financial planning and tax preparation, and group insurance providing excess liability umbrella insurance coverage in an amount equal to $5 million. The specific amounts attributable to perquisites for 2008 for the Named Executive Officers are disclosed in the Summary Compensation Table.

Mr. Patterson was eligible for reimbursement of his relocation expenses under our standard relocation plan. During 2008, we reimbursed Mr. Patterson for expenses associated with closing costs on his home that he purchased near our headquarters and other incidental relocation expenses.

We believe that these perquisites that we provide are consistent with market practices for senior executives and further our goals by retaining our leaders.

We also provide other benefits such as medical, dental and life insurance and disability coverage to each U.S.-based Named Executive Officer, which are identical to the benefits provided to all other eligible U.S.-based employees. Medical, dental and life insurance coverage for Mr. Baert is identical to the benefits provided to all other Belgium-based employees. We also provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers are eligible for the following vacation: Mr. Newlin — five weeks, Mr. Patterson — four weeks (pro-rated from his hire date), Mr. Wilson — six weeks (pro-rated through his termination date), Mr. Smith — five weeks, Mr. Rademacher — four weeks, and Mr. Baert — 26 days.

We do not provide or reimburse for personal country club memberships for any Named Executive Officer. We do maintain a corporate membership to a country club that is used for customer entertainment and other business purposes. We pay the monthly dues for this membership and incur expenses only for these business purposes. Any personal use of this facility by a Named Executive Officer is at the officer’s personal expense, with no incremental cost to us.

Compensation Oversight Processes

Salary Adjustments

During the first quarter, the Committee typically reviews executive compensation marketplace data provided by the Consultant. The resulting report benchmarks our executive compensation compared to our peer group and the market in general. In addition, the Committee reviews tally sheets that contain information regarding the executives’ total annual compensation, termination benefits and wealth accumulation. A more detailed description of the tally sheets is provided under the heading “Review of Tally Sheets.”

In the first quarter of the calendar year, based upon individual performance and results achieved, the Chief Executive Officer typically recommends for the Committee’s review and approval specific salary adjustments for each of the executive officers, including the Named Executive Officers. The Chief Executive Officer makes his recommendations in conjunction with the marketplace data and input provided by the Consultant. The Committee sets the target compensation at or near the median, with adjustments to account for our specific facts and circumstances. Based upon the Chief Executive Officer’s recommendation, in March 2008, the Committee increased the salaries of Messrs. Smith, Rademacher and Baert effective in the first pay period in April 2008.

In 2008, the Committee determined, based on marketplace data and Mr. Newlin’s tally sheet data, that a 13.9% increase in salary was appropriate. In the Committee’s judgment, the total compensation package provided to Mr. Newlin, as described under the heading “Employment Agreement of the Chief Executive Officer,” is appropriate in order to fairly compensate and retain our Chief Executive Officer.

In 2009, management recommended and the Committee agreed, that due to the deteriorating global economy and in an attempt to manage costs, Named Executive Officers as well as other officers of the Company will have their base salary frozen for 2009.

Plan-Based Awards

In the fourth quarter, the Committee typically reviews period-to-date performance and estimates of incentive payouts for the in-progress performance periods. In the first quarter of the following year, the Committee evaluates actual performance against pre-set goals and determines earnings under just-completed plan periods. Generally, the Committee approves payouts based on pre-set performance criteria and will not exercise discretion to increase an award. The Committee, however, has exercised its discretion to reduce an award.

In addition, in the first quarter, the Committee and management typically review competitive total compensation data provided by the Consultant. Management uses the data to develop recommendations for eligibility, award opportunities, performance measures and goals for the plan periods to commence the subsequent year for the Committee’s review. The Committee approves final terms of the plan in the first quarter of the plan year.

Review of Tally Sheets

The Committee and management have reviewed and considered tally sheets in connection with compensation decisions. Tally sheets, including all components of compensation, are reviewed by the Committee to determine the reasonableness of the compensation of our executive officers. Tally sheets are created collaboratively by the Consultant and our Human Resources department.

The tally sheets provide information regarding the Named Executive Officers’ as well as other officers’ total annual compensation, termination benefits and wealth accumulation. Total annual compensation includes: salary, annual incentive, long-term incentive, perquisites, and retirement benefits. This information is comparable to the amounts reported in the Summary Compensation Table. Payments under various forms of termination are reviewed and disclosed elsewhere in this proxy statement.

Tax Considerations

Cash compensation, such as base salary or annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised and RSUs, performance units and performance shares are generally taxable when paid. We realize a tax deduction at that time. The Committee does review potential tax implications before making decisions regarding compensation.

Management and the Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit. The Committee generally manages our incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives. We believe the compensation paid to our Named Executive Officers in 2008 is fully deductible.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Committee review and consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. Depending upon the type of accounting treatment associated with an incentive plan design, management and the Committee may alter or modify the incentive award due to the accounting treatment if the award (and the related accounting consequences) were to adversely affect our financial performance.

Employment Agreement of the Chief Executive Officer

On February 6, 2006, we entered into an agreement with Mr. Newlin, under which he agreed to serve as our Chairman, President and Chief Executive Officer. The agreement provided for specified awards intended to serve as an inducement to join the company, for Mr. Newlin’s initial base salary and for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. Mr. Newlin also received a grant of a two-year cash incentive, consisting of phantom units subject to the achievement of specified performance goals over a two-year period (2006-2007), with each unit being equal in value to one share of our common stock. The terms of the units, as amended, provide that payout will not be less than the targeted number of units (87,000) at the grant date stock price of $9.185. The phantom units were paid out in cash at the targeted number of units in March 2008 and this payout is reflected in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” in 2007.

In addition, the agreement provides for certain payments upon termination of Mr. Newlin’s employment, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement. In October, 2007, this agreement was amended to ensure that any payments made pursuant to the agreement were in compliance with Section 409A of the Internal Revenue Code.

Mr. Newlin’s agreement also provides for a supplemental retirement benefit, as described more fully in this Compensation Discussion and Analysis under the heading “Retirement Benefits.”

Termination Payments for Other Named Executive Officers

Effective May 25, 2006, the Committee approved the PolyOne Corporation Executive Severance Plan (the “Executive Severance Plan”) that is designed to provide severance protection to certain officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. Under the terms and conditions of the Executive Severance Plan, officers are entitled to receive Severance Payments upon their termination of employment for reasons other than cause, death or disability. The plan details and estimates of these payments are provided in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement. These severance benefits are contingent upon our receipt of a signed release of all claims against us and signed non-compete, non-solicitation and non-disparagement agreements.

In May 2008, it was decided that Mr. Wilson would cease serving as Chief Financial Officer. From May 12, 2008 until September 9, 2008, Mr. Wilson continued to serve as Senior Vice President to transition responsibilities to our new Chief Financial Officer. On September 9, 2008, Mr. Wilson terminated from service. Consistent with our Executive Severance Plan, Mr. Wilson receives two years of base salary, earned incentives under the Annual Plan through his termination date, continued medical, dental and vision for two years and outplacement benefits for one year. In addition, we entered into a consulting agreement with Mr. Wilson. Pursuant to the terms of this agreement, Mr. Wilson rendered services to us related to projects designated by the Compensation and Governance Committee of the Board of Directors and otherwise on an as-needed basis. We paid Mr. Wilson in consideration of his performance of the consulting services a total of $14,940. The term of Mr. Wilson’s consulting agreement ended on December 31, 2008.

Change of Control Payments

We have entered into management continuity agreements (“Continuity Agreements”) with all of our elected corporate officers, including each of the Named Executive Officers. These agreements are designed to provide severance protection should a change of control of PolyOne occur and the executive officer’s employment be terminated either by us without cause or by the executive for good reason (as defined in the agreements). Generally, a change of control will be deemed to have occurred if (1) any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions); (2) there is a change in the majority of our Board of Directors; (3) certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or (4) there is shareholder approval of a complete liquidation or dissolution of PolyOne.

These agreements are intended to provide for continuity of management in the event of a change of control. The agreements are automatically renewed each year unless we give prior notice of termination of the Continuity Agreement. The agreements provide that covered executive officers could be entitled to certain severance benefits. The details of the severance payments and benefits are provided in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

In order to provide additional protection in the event of a change of control, our equity awards and Annual Incentive Plan provide for accelerated benefits in the event of a change of control. In addition, the terms of the performance units provide that in the event of a change of control, the participant is entitled to 100% of the performance units. In the event of a change of control and a termination of the executive’s employment by us without cause or by the executive for good reason (as defined in the agreements), the SARs remain exercisable for their full term. These change of control provisions affect all participants in those programs, including the Named Executive Officers.

Compensation Policies

Timing with Respect to Equity Award Grants

In prior years, the base price of SARs has been set according to our practice as outlined in the 2005 Equity and Performance Incentive Plan based on the average of the high and low price of our common shares on the trading day immediately before the day the award was approved by the Committee. Effective with the approval of the 2008 Equity and Performance Incentive Plan, the practice was changed to set the base price of SARs (and the exercise price of any options granted) as the closing price of our common shares on the date of grant. Further, if we are in possession of material information that has not been publicly disclosed, the Committee will not grant equity awards until all such information is available to the public.

Stock Ownership Guidelines

In order to better align their financial interests with those of shareholders, we believe our executives should own a meaningful number of our shares. We have adopted share ownership guidelines specifying a minimum level of share ownership for all executives, including all Named Executive Officers. The specific levels of share ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the policy. The applicable guidelines are reduced after age 55 by 10% of the original level of ownership each year for five years.

In general, shares counted toward required ownership include shares directly held and shares held in our benefit or deferral plans (including RSUs and phantom shares under our nonqualified deferral plan).

Element	Newlin	Wilson	Patterson	Smith	Rademacher	Baert
Share Ownership Target (in shares)	324,000	*	105,000	85,000	56,000	63,000

Total Share Ownership as of 3/16/09	284,300	*	140,000	94,265	78,509	48,366

Attainment Status	87.7%	*	133.3%	110.9%	140.2%	76.8%

*Mr. Wilson, who left the Company in 2008, is no longer required to meet these guidelines.

Note:  Ownership targets have been reduced by 10% for Mr. Newlin, 40% for Mr. Baert and 30% for Mr. Rademacher, according to the applicable guideline pertaining to age reduction as discussed above. Mr. Newlin has been with the Company for three years; therefore, he is not yet required to meet 100% of his respective share ownership target, but he is on pace to meet the guidelines within the five-year required time frame.

Repayment of Earned Incentives upon Restatement of Financial Results

We have adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Conclusion

Our executive compensation programs are competitive in the marketplace and linked to our performance. These programs allow us to attract and retain high-caliber executives. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivates our executives and aligns both the short-term and long-term interests of employees and shareholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, and the compensation opportunity granted to, our principal executive officer, our current principal financial officer, our former principal financial officer and our other three most highly compensated executive officers during the fiscal year ended December 31, 2008 and the prior two fiscal years, if applicable.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
					Option/	Incentive	Deferred
				Stock	SAR	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Stephen D. Newlin,	2008	$831,731	$0	$797,592	$331,625	$1,044,150	$4,341,255 (7)	$135,106	(9)	$7,481,459

Chairman, President and	2007	741,635	0	589,333	778,565	1,482,066	—	208,069		3,799,668

Chief Executive Officer	2006	589,615	600,000	505,374	558,936	959,700	—	110,196		3,323,821

Robert M. Patterson, Senior Vice President and	2008	255,385	0	64,526	33,775	107,568	—	85,109	(10)	546,363
Chief Financial Officer(1)

W. David Wilson, Former Senior Vice	2008	325,881	0	4,125	68,650	199,420	179,740 (8)	861,135	(11)	1,638,951

President and Chief	2007	363,981	0	241	218,060	167,595	168,279	94,846		1,013,002

Financial Officer (2)	2006	354,058	50,000	75,561	158,724	242,707	0	81,711		962,761

Kenneth M. Smith, Senior Vice President,	2008	333,308	0	23,232	48,562	210,289	156,297 (8)	69,065	(12)	840,753

Chief Information and	2007	323,712	0	169	145,647	149,053	189,074	76,485		884,140

Human Resources Officer	2006	313,481	50,000	52,914	112,084	214,891	0	59,109		802,479

Michael L. Rademacher, Senior Vice President and	2008	317,308	0	23,232	47,063	270,930	—	64,367	(13)	722,900

General Manager, Distribution	2007	307,577	0	160	138,141	210,229	—	64,508		720,615

Bernard Baert, Senior Vice President and	2008	415,441	0	23,232	30,974	121,564	—	84,388	(14)	675,599

General Manager, Color and Engineered Material —	2007	421,668	0	169	144,609	166,263	—	86,727		819,436

Europe and Asia (3)	2006	349,999	0	53,125	105,333	219,576	—	70,030		798,063

(1)	Mr. Patterson was hired as Senior Vice President and Chief Financial Officer, effective May 12, 2008 and the numbers in the table reflect the compensation earned during the part of the year he was with the Company.

(2)	Mr. Wilson was replaced as Chief Financial Officer on May 12, 2008 and continued serving as Senior Vice President until his departure from the Company on September 9, 2008. The numbers in the table reflect the compensation earned during the part of the year he was with the Company.

(3)	Mr. Baert’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Baert into dollars for purposes of this table was €1.00 = $1.4096, which is the conversion rate used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)	This column includes the grants of time-vested, stock-settled RSUs granted in 2008 to the Named Executive Officers under our 2005 and 2008 Equity and Performance Incentive Plans. These grants are described more fully in the narrative following the 2008 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive — Awards Granted in 2008 — RSUs” section of this proxy statement. This column also includes for Mr. Newlin a restricted stock award granted in 2006 under our 2005 Equity and Performance Incentive Plan as part of his Letter Agreement with a compensation cost for 2008 of $586,104. The amounts reflected in the table for 2008 include the dollar amounts recognized for financial statement reporting purposes for 2008 with respect to these awards computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). Additional information regarding the assumptions used in determining the cost reflected in the table can be found in Note 16 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(5)	This column includes the grants of time-vested, stock-settled SARs granted in 2008 to the Named Executive Officers under our 2005 and 2008 Equity and Performance Incentive Plans. The cost of these awards as reflected in the table was based on the dollar amount recognized for financial statement reporting purposes for 2008 with respect to these awards, computed in accordance with SFAS 123(R). These grants are described more fully in the narrative following the 2008 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive — Awards Granted in 2008 — Stock-Settled SARs” section of this proxy statement. This column also reflects the dollar amount recognized for financial statement reporting purposes in 2008 with respect to awards granted in prior years. Additional information regarding the assumptions used in determining the costs reflected in the table can be found in Note 16 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(6)	This column reflects amounts earned by the Named Executive Officers under the Annual Plan and pursuant to the vesting of performance units under the Long Term Incentive Plan for the 2006 — 2008 performance cycle. The terms of these plans are described more fully in the narrative following the 2008 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation” section of this proxy statement.

(7)	Mr. Newlin is entitled to a supplemental retirement benefit under his Letter Agreement (as amended on July 18, 2008), as described more fully in the “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” section of this proxy statement. The amount reflected in the table reflects the net present value as of December 31, 2008 of the annual benefit payment that will be payable as a 15-year certain and continuous life annuity beginning at age 58.6 and assumes that Mr. Newlin has a “Qualifying Separation from Service.”

(8)	Among the Named Executive Officers, Messrs. Wilson and Smith participate in the Qualified Pension Plan and the Nonqualified Pension Plan that existed prior to our formation in 2000 through the consolidation of Geon and M.A. Hanna. The aggregate actuarial present value of Messrs. Wilson’s and Smith’s accumulated benefits under the Qualified Pension Plan and the Nonqualified Pension Plan increased by the amount shown in the table above. This increase was due to the fact that earnings under the Nonqualified Pension Plan were re-calculated following the release of final guidance relating to Section 409A of the Internal Revenue Code, as described more fully under the 2008 Pension Benefits table in this proxy statement. Above-market or preferential earnings are not available under any of our non-qualified deferred compensation plans.

(9)	Amounts under “All Other Compensation” for Mr. Newlin include tax gross-ups on personal benefits in the amount of $9,462, PolyOne’s cash contributions to our Qualified Savings Plan in the amount of $14,950, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $82,231 and excess liability umbrella insurance coverage in the amount of $685. Mr. Newlin also received perquisites in 2008, reflected in the table, with the following incremental costs: car allowance ($14,400), financial planning and tax preparation expenses ($12,624), and an executive physical ($754).

(10)	Amounts under “All Other Compensation” for Mr. Patterson include tax gross-ups on personal benefits (including a gross up on reimbursement for moving expenses described below) in the amount of $26,467, PolyOne’s cash contributions to our Qualified Savings Plan in the amount of $4,600, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $12,000 and excess liability umbrella insurance coverage in the amount of $457. Mr. Patterson also received perquisites in

2008, reflected in the table, with the following incremental costs: reimbursement of moving expenses ($39,336) and financial planning and tax preparation expenses ($2,250).

(11)	Amounts under “All Other Compensation” for Mr. Wilson include severance payments received under our Executive Severance Plan of base salary in the amount of $732,000, continuation of health benefits in the amount of $16,533, gross up of employer contributions toward health benefits in the amount of $12,341 and outplacement in the amount of $9,000. In addition, Mr. Wilson received consulting fees in the amount of $14,940, tax gross-ups on personal benefits in the amount of $7,453, PolyOne’s cash contributions to our Qualified Savings Plan in the amount of $18,450, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $26,788, and excess liability umbrella insurance coverage in the amount of $514. Mr. Wilson also received perquisites in 2008, reflected in the table, with the following incremental costs: car allowance ($10,357), financial planning and tax preparation expenses ($10,000), and an executive physical ($2,759).

(12)	Amounts under “All Other Compensation” for Mr. Smith include tax gross-ups on personal benefits in the amount of $4,212, PolyOne’s cash contributions to our Qualified Savings Plan in the amount of $22,425, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $23,330, and excess liability umbrella insurance coverage in the amount of $685. Mr. Smith also received perquisites in 2008, reflected in the table, with the following incremental costs: car allowance ($12,000), financial planning and tax preparation expenses ($5,257), and an executive physical ($1,156).

(13)	Amounts under “All Other Compensation” for Mr. Rademacher include tax gross-ups on personal benefits in the amount of $4,432, PolyOne’s cash contributions to our Qualified Savings Plan in the amount of $14,950, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the Qualified Savings Plan in the amount of $25,040 and excess liability umbrella insurance coverage in the amount of $685. Mr. Rademacher also received perquisites in 2008, reflected in the table, with the following incremental costs: car allowance ($12,000), financial planning and tax preparation expenses ($5,567), and an executive physical ($1,693).

(14)	Amounts under “All Other Compensation” for Mr. Baert include PolyOne’s cash contributions to a tax-efficient savings plan, generally provided to all Belgium employees, in the amount of $52,336 and excess liability umbrella insurance coverage in the amount of $685. Mr. Baert also received perquisites in 2008, reflected in the table, with the following incremental costs: company provided automobile ($25,512), meal vouchers ($1,606) and customer entertainment allowance ($4,249).

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(2)
					All Other
					Stock Awards:	All Other Options			Grant Date
					Number of	Awards: Number	Exercise or	Closing	Fair Value
					Shares of	of Securities	Base Price	Market	of Stock and
					Stock or	Underlying	of Option	Price on	Option/ SAR
	Grant	Threshold	Target	Maximum	Units(4)	Options(5)	Awards	Grant	Awards
Name	Date	($)(3)	($)	($)	(#)	(#)	($/Sh)(6)	Date	($)(7)
S.D. Newlin	(1)	415,866	831,731	1,663,462

	3/6/2008	516,000	1,032,000	2,064,000

	3/6/2008					286,800	6.765	6.67	648,168

	3/6/2008				114,700				771,931

R.M. Patterson	(1)	63,846	127,692	255,385

	—	0	0	0

	5/15/2008					60,000	7.72	7.72	160,800

	5/15/2008				40,000				307,200

W.D. Wilson	(1)	65,810	131,619	263,238

	3/6/2008	87,850	175,700	351,400

	3/6/2008					32,600	6.765	6.67	73,676

	3/6/2008				13,100				88,163

K.M. Smith	(1)	83,327	166,654	333,308

	3/6/2008	58,700	117,400	234,800

	3/6/2008					31,200	6.765	6.67	70,512

	3/6/2008				12,600				84,798

M.L. Rademacher	(1)	79,327	158,654	317,308

	3/6/2008	55,800	111,600	223,200

	3/6/2008					31,200	6.765	6.67	70,512

	3/6/2008				12,600				84,798

B. Baert	(1)	103,861	207,721	415,442

	3/6/2008	76,350	152,700	305,400

	3/6/2008					31,200	6.765	6.67	70,512

	3/6/2008				12,600				84,798

(1)	There is no Grant Date for these awards. This row relates to awards made under our cash-based Annual Plan.

(2)	The first row of this column for each Named Executive Officer represents the annual cash incentive opportunity for the Named Executive Officers under the Annual Plan. The actual amount earned for 2008 under the Annual Plan is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The second row of this column for each Named Executive Officer represents the performance units awarded to each Named Executive Officer under our 2005 Equity and

Performance Incentive Plan except for Mr. Patterson, who did not receive an award of performance units in 2008. Each performance unit is equal in value to $1.00. These performance units will be paid in cash, if earned, and are subject to achievement of specified performance goals over a three-year performance period (2008 — 2010).

(3)	Threshold refers to the minimum amount payable upon reaching the threshold level of performance. If threshold performance is not attained, the participant will receive $0 for this award.

(4)	The numbers in this column represent stock-settled RSUs granted to the Named Executive Officers under our 2005 and 2008 Equity and Performance Incentive Plans, which vest on the third anniversary of the date of grant.

(5)	The numbers in this column represent stock-settled SARs granted to the Named Executive Officers under our 2005 and 2008 Equity and Performance Incentive Plans, which become exercisable one-third on each anniversary of the date of grant.

(6)	In setting the base price of SARs, we have followed the practice of using the average of the high and low sales price of our common shares on the trading day immediately before the day the award was approved by the Committee. This practice is in compliance with our 2005 Equity and Performance Incentive Plan. The award of stock-settled SARs that was granted on March 6, 2008 to the Named Executive Officers was priced using the average of the high and low sales price on the trading day immediately before the date of grant ($6.765). Mr. Patterson’s award of SARs was made upon his hire and was granted under our 2008 Equity and Performance Incentive Plan, which was approved by shareholders in May, 2008. This plan provides that the exercise price of SARs is set using the closing market price on the date of grant, which was $7.72 for Mr. Patterson’s award.

(7)	This represents the grant date fair value of each equity-based award, computed in accordance with SFAS 123(R).

Set forth below is narrative disclosure relating to the Summary Compensation Table and the 2008 Grants of Plan-Based Awards table.

Senior Executive Annual Incentive Plan

Annual cash incentives were granted in 2008 under our Annual Plan and are based on achievement of performance goals relating to company operating income, and company-controlled cash flow (for the corporate staff participants) and business unit operating income, company operating income and company-controlled cash flow (for Messrs. Baert and Rademacher). Achievement of a performance goal at the threshold level results in payment of 50% of the targeted award for that performance goal; achievement of a performance goal at the target level results in a payment of 100% of the targeted award for that performance goal; and, achievement at the maximum level or greater results in payment of 200% of the targeted award for that goal. In no event will a Named Executive Officer receive an award that exceeds the plan maximum of $2,000,000. If performance falls between the levels, the award payouts are interpolated. For a more detailed discussion of our annual incentive plan, see “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive.”

Cash-Settled Performance Units

Cash-settled performance units were granted in 2008 to all of our Named Executive Officers, except for Mr. Patterson, under our 2005 Equity and Performance Incentive Plan and are based on achievement of performance goals, over a three-year period, relating to earnings per share. If we achieve performance at the threshold level, 50% of the performance units will be earned; if we achieve performance at the targeted level, 100% of the performance units will be earned; and, if we achieve performance at the maximum level or greater, 200% of the performance units will be earned. If performance falls between the levels, the number of performance units earned is interpolated. For a more detailed discussion of the performance units granted in 2008, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive — Awards Granted in 2008 — Cash-Settled Performance Units.”

Stock-Settled SARs

In 2008, our Compensation and Governance Committee granted stock-settled SARs to the Named Executive Officers. These SARs have a term of seven years and vest one-third on each of the first three anniversaries of the date of grant. For a more detailed discussion of the stock-settled SARs granted in 2008, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive — Awards Granted in 2008 — Stock-Settled SARs.”

Restricted Stock Units (RSUs)

In 2008, our Compensation and Governance Committee granted RSUs to the Named Executive Officers. The RSUs vest on the third anniversary of the grant date. For a more detailed discussion of the RSUs granted in 2008, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive — Awards Granted in 2008 — RSUs.”

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers, except for Mr. Newlin. Mr. Newlin’s Employment Agreement is described in detail in the “Compensation Discussion and Analysis — Employment Agreement of the Chief Executive Officer” and the “Potential Payments Upon Termination or Change-in-Control” sections of this proxy statement.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option/SAR Awards								Stock Awards
					Equity
					Incentive Plan
	Number of		Number of		Awards: Number of
	Securities		Securities		Securities						Market Value
	Underlying		Underlying		Underlying		Option/		Number of Shares		of Shares or
	Unexercised		Unexercised		Unexercised		SARs	Option/	or Units of Stock		Units of Stock
	Options		Options/SARs		Unearned		Exercise	SARs	That Have Not		That Have Not
	(#)		(#)		Options/SARs		Price	Expiration	Vested		Vested
Name	Exercisable(1)		Unexercisable		(#)		($)	Date	(#)		($)(2)
S.D. Newlin									200,000	(3)	630,000

									114,700	(4)	361,305

	116,600	(5)			58,300	(5)	9.1850	2/20/2013

	308,400	(6)					6.5850	3/7/2014

			286,800	(7)			6.7650	3/5/2015

R.M. Patterson									40,000	(4)	126,000

			60,000	(7)			7.7200	5/14/2015

W.D. Wilson									2,237	(4)	7,047

	26,400	(8)					8.9400	1/4/2012

	42,000	(5)			21,000	(5)	6.5100	1/3/2013

	88,200	(6)					6.5850	3/7/2014

	10,867	(9)	0				6.7650	3/5/2015

	200		0				9.0000	9/4/2010

	71,100		0				8.7000	2/27/2011

	82,400		0				12.2200	9/9/2011

	61,900		0				6.0000	9/9/2011

K.M. Smith									12,600	(4)	39,690

					18,600	(10)	8.9400	1/4/2012

	29,800	(5)			14,900	(5)	6.5100	1/3/2013

	58,500	(6)					6.5850	3/7/2014

			31,200	(7)			6.7650	3/5/2015

	200		0				9.0000	9/4/2010

	42,700		0				8.7000	2/27/2011

	49,500		0				12.2200	3/25/2012

	39,100		0				6.0000	3/31/2013

M.L. Rademacher									12,600	(4)	39,690

					17,700	(10)	8.9400	1/4/2012

	28,200	(5)			14,100	(5)	6.5100	1/3/2013

	55,500	(6)					6.5850	3/7/2014

			31,200	(7)			6.7650	3/5/2015

	19,524		0				11.5000	1/5/2010

	200		0				9.0000	9/4/2010

	42,700		0				8.7000	2/27/2011

	49,500		0				12.2200	3/25/2012

	39,100		0				6.0000	3/31/2013

	Option/SAR Awards								Stock Awards
					Equity
					Incentive Plan
	Number of		Number of		Awards: Number of
	Securities		Securities		Securities						Market Value
	Underlying		Underlying		Underlying		Option/		Number of Shares		of Shares or
	Unexercised		Unexercised		Unexercised		SARs	Option/	or Units of Stock		Units of Stock
	Options		Options/SARs		Unearned		Exercise	SARs	That Have Not		That Have Not
	(#)		(#)		Options/SARs		Price	Expiration	Vested		Vested
Name	Exercisable(1)		Unexercisable		(#)		($)	Date	(#)		($)(2)
B. Baert									12,600	(4)	39,690

					18,600	(10)	8.9400	1/4/2012

	25,000	(5)			12,500	(5)	6.5100	1/3/2013

	53,100	(6)					6.5850	3/7/2014

			31,200	(7)			6.7650	3/5/2015

	6,969		0				10.6250	11/30/2009

	200		0				9.0000	9/4/2010

	41,000		0				8.7000	2/27/2011

	47,500		0				12.2200	3/25/2012

(1)	This column shows the fully-exercisable stock options and SARs granted to the Named Executive Officers prior to the last fiscal year.

(2)	Based on the closing market price of our common shares on the last trading day of the 2008 fiscal year, December 31, 2008 ($3.15).

(3)	These shares of restricted stock vest on the third anniversary of the date of grant.

(4)	These RSUs were granted in 2008 and vest on the third anniversary of the date of grant.

(5)	These stock-settled SARs were granted in 2006 and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $7.50; 1/3 @ $8.50; and 1/3 @ $10.00. In no event may the SARs vest sooner than one year from the date of grant.

(6)	These stock-settled SARs were granted in 2007 and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $7.24; 1/3 @ $7.90; and 1/3 @ $8.56. In no event may the SARs vest sooner than one year from the date of grant.

(7)	These stock-settled SARs were granted in 2008 and vest one-third on each of the first three anniversaries of the date of grant.

(8)	The stock-settled SARs granted to Mr. Wilson in 2005 became fully vested due to his separation from service and retirement eligibility under the terms of those awards.

(9)	One-third of the stock-settled SARs granted to Mr. Wilson vested due to his separation from service and retirement eligibility under the terms of those awards within six months of the vesting date. The remaining two-thirds were cancelled.

(10)	These stock-settled SARs were granted in 2005 and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $9.84; 1/3 @ $10.73; and 1/3 @ $11.63.

2008 PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
S.D. Newlin	Supplemental Retirement benefit under Letter Agreement	—	4,341,255(1)	0

R.M. Patterson	N/A	—	—	—

W.D. Wilson	PolyOne Merged Pension Plan(2)	24.9	589,172(2)	0

	The Geon Company Section 401(a)(17) Benefit Restoration Plan(2)	24.9	854,017(2)	0

K. M. Smith	PolyOne Merged Pension Plan(2)(3)	17.4	371,675(2)(3)	0

	The Geon Company Section 401(a)(17) Benefit Restoration Plan(2)(4)	17.4	473,654(2)(4)	0

M.L. Rademacher	N/A	—	—	—

B. Baert	N/A	—	—	—

(1)	The Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2008 of the annual benefit payment earned as of December 31, 2008 that will be payable under Mr. Newlin’s Amended and Restated Letter Agreement, dated as of July 16, 2008, providing for a 15-year certain and continuous life annuity beginning at age 58.6. Lump sum payments are not allowed under the plan. The assumptions used to determine the lump-sum value are a discount rate of 6.64% and a post-retirement mortality using the RP-2000 Combined Healthy Mortality Tables for males projected by scale AA to 2009.

(2)	The Present Value of Accumulated Benefit shown above for each plan for Messrs. Wilson and Smith is the lump-sum value as of December 31, 2008 of the monthly pension benefit earned as of December 31, 2008 that would be payable under that plan for Messrs. Wilson’s and Smith’s life beginning at age 62 (the earliest age prior to the Normal Retirement Age of 65 when benefits can commence unreduced for early retirement). Lump sum payments are not allowed under either plan. The assumptions used to determine the lump-sum value are a discount rate of 6.64% and a post-retirement mortality using the RP-2000 Combined Healthy Mortality Tables for males projected by Scale AA to 2009. No pre-retirement decrements are assumed.

(3)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2008 Pension Benefit table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $286,340 instead of the $371,675 shown in the table. Subsequent earnings under the qualified and non-qualified plan were frozen effective March 20, 2009.

(4)	Mr. Smith’s Number of Years Credited Service includes four additional years of pension service discussed in the narrative following the 2008 Pension benefit table. Without the four additional years of pension service, the Present Value of Accumulated Benefit would have been $364,905 instead of the $473,654 in the table. Subsequent earnings under the qualified and non-qualified plan were frozen effective March 20, 2009.

As a result of the continuation of plans that existed prior to the consolidation of Geon and M.A. Hanna, we maintain two defined benefit plans for those employees who were with those companies at the time of the consolidation. As of December 31, 1999, both plans were closed to new participants. Only Messrs. Wilson and Smith participate in these Pension Plans.

One plan is The PolyOne Merged Pension Plan, which provides funded, tax-qualified benefits subject to the limits on compensation and benefits under the Internal Revenue Code (the “Qualified Plan”). The other plan is The Geon Company Section 401(a)(17) Benefit Restoration Plan (the “Benefit Restoration Plan”), which provides unfunded, non-qualified benefits that are in addition to those offered under the Qualified Plan. The Benefit Restoration Plan benefits are calculated under a formula similar to that of the Qualified Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code on qualified plans. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Plan. The Qualified Plan makes available a pension that is paid from funds in trust provided through contributions by us. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of the executive’s pension depends on a number of factors including Final Average Earnings (FAE) and years of credited Benefit Service. FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by us in the qualified savings plans. The annual salary and bonus for the current year for the Named Executive Officers is indicated in the Summary Compensation Table.

The Qualified Pension Plan and Nonqualified Pension Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans and, effective March 20, 2009, earnings under both plans were frozen for all participants. We decided to freeze these plans following a comprehensive retirement benefits review, during which the Committee examined whether our retirement programs were consistent with company goals, including fairness to all associates and competitiveness in the marketplace. With this change, we will have a single and competitive retirement plan for our U.S.-based employees.

The combined Plans generally provide a benefit of 1.15% of FAE, times all years of pension service credit, plus 0.45% of FAE in excess of 2002 “covered compensation” (as defined by the Social Security Administration) times years of pension credit up to 35 years. In addition, those executives who were actively at work on December 31, 1989, may receive an additional pension service credit of up to four years if actual pension service credit is less than 24 years. Benefits become vested after five years of service and are generally payable on a monthly lifetime basis starting at age 65.

A former employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the former employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit on a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% Joint and Survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by the participant with spousal agreement if married. Lump sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his Normal Retirement Date and elected a 50% Joint and Survivor form of payment and then immediately died. The 50% Joint and Survivor provides the surviving spouse with monthly lifetime payments at the participant’s Normal Retirement Age equal to 50% of the benefit that otherwise would have been payable. Payments can commence prior to the participant’s Normal Retirement Age but may be reduced for early commencement.

Mr. Newlin is also eligible for supplemental retirement benefits as described more fully in the “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” section of this proxy statement.

2008 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions in	Earnings	Withdrawals/	Aggregate Balance
	in Last FY(1)	Last FY(2)	in Last FY(3)	Distributions(4)	at Last FYE(5)
Name	($)	($)	($)	($)	($)
S.D. Newlin	$75,382	$82,231	$14,770	$0	$404,188

R.M. Patterson	38,308	12,000	(8,769)	0	41,539

W.D. Wilson	49,125	26,788	(150,522)	(284,766)	307,440

K.M. Smith	13,442	23,330	(35,438)	0	208,085

M.L. Rademacher	63,630	25,040	(140,380)	0	403,432

B. Baert	—	—	—	—	—

(1)	These amounts reflect actual amounts earned by the Named Executive Officers in 2008 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the Summary Compensation Table as follows:

		2007 “Non-Equity
		Incentive Plan
	2008 “Salary”	Compensation”
	Column	Column
S.D. Newlin	$41,192	$34,190

R.M. Patterson	38,308	—

W.D. Wilson	28,928	20,197

K.M. Smith	13,442	—

M.L. Rademacher	38,653	24,977

B. Baert	—	—

(2)	This column contains contributions by us in the last fiscal year under our non-qualified retirement plan, the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”); (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”); and (c) for Messrs. Wilson and Smith (as heritage employees), an additional automatic company-paid contribution in the amount of 4% and 3.25%, respectively (the “Transition Contribution”). Mr. Baert does not currently participate in this plan or any other non-qualified deferred compensation plan. The following table breaks out the contributions made by us in 2008 under each of the types of contributions described above:

Company Contribution	Newlin	Patterson	Wilson	Smith	Rademacher	Baert
Company Match	56,537	11,492	14,738	10,081	19,089	—

Retirement Contribution	25,694	508	4,017	5,047	5,951	—

Transition Contribution	—	—	8,033	8,202	—	—

All of these amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Subsequent to his separation from service, Mr. Wilson’s balance of $170,760 in his Geon Company Section 401(a)(17) Benefit Retirement Plan was distributed to him under the provisions of the plan and he elected to withdraw a portion of his balance ($114,006) from the PolyOne Supplemental Retirement Benefit Plan.

(5)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. Certain of the Named Executive Officers also have balances in frozen non-qualified deferred compensation plans sponsored by our predecessor companies, Geon and M.A. Hanna. These plans are The Geon Company Section 401(a)(17) Benefit Restoration Plan and the M.A. Hanna Company Supplemental Retirement Benefit Plan. These amounts are reflected in the table.

We currently offer participation in a non-qualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the non-qualified plan. Each Named Executive Officer who is a participant in the supplemental plan is 100% vested in that portion of his or her account that is attributable to elective deferrals, the Transition Contribution (as defined above) and the Company Match (as defined above). Effective March 20, 2009, the Transition Contribution was eliminated for all participants. Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen legacy plans are subject to the rules of Section 409A of the Internal Revenue Code, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months from such executive’s “separation from service” with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with any of our Named Executive Officers, other than Mr. Newlin. We do have

Continuity Agreements with each of our Named Executive Officers, which provide for specified benefits upon a termination of employment following a change of control and each of our Named Executive Officers, other than Mr. Newlin, participate in our Executive Severance Plan. Further, our plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment and/or upon a change of control are described below. The tables following the narrative discussion summarize the amounts payable upon termination or a change of control under certain circumstances, assuming that the executive’s employment terminated on December 31, 2008.

Management Continuity Agreements

Messrs. Newlin, Patterson, Smith, Rademacher and Baert are parties to Continuity Agreements with us. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a “change of control” of PolyOne. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

The Continuity Agreements generally provide for the continuation of employment of the individuals (for a period of two or three years, depending on the executive) in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” generally the Continuity Agreements provide that the individual would be entitled to receive:

•	a lump sum payment of two or three years of base salary, depending on the executive;

•	a payment of up to two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	reimbursement for costs of employee health and welfare benefits for up to two or three years (depending on the executive) equal to the difference between (1) the amount the executive is required to pay for such coverage and (2) the amount the executive would have been required to pay if he had paid the same percentage of the cost that a similarly situated employee would pay as of the date of the executive’s termination of employment, plus reimbursement for any taxes imposed as a result of the reimbursement for health care coverage;

•	a financial planning/tax preparation allowance equal to the annual financial planning/tax preparation allowance the executive was entitled to receive prior to the change of control;

•	a payment based on the difference between what the executive is entitled to receive under certain retirement plans and what the executive would have received under such retirement plans if he had accumulated two or three (depending on the executive) additional years of service under such plans;

•	a lump sum payment equal to the company contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any payments or distributions made under the agreements.

All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

Under the terms of the Continuity Agreements, “cause” is defined generally to include: (1) following notice and an opportunity to cure, the willful and continued failure of the executive to substantially perform his duties, which causes material and demonstrable injury to the company; or (2) the willful engaging by the executive in other gross misconduct materially and demonstrably injurious to the company.

Further, under the terms of the Continuity Agreements, “good reason” is defined generally to include:

•	changes in duties, responsibilities, reporting relationships and status that constitute a material demotion;

•	the assignment of duties or responsibilities that are materially inconsistent with, or materially and adversely change, the executive’s positions, duties, responsibilities or reporting relationships and status;

•	a reduction in base salary or target incentive;

•	the failure to continue employee benefits or perquisites on a substantially equivalent basis;

•	the requirement to change the principal location of the executive’s work, which results in an additional commute of more than 50 miles;

•	the requirement for increased travel (one-third more) away from the executive’s office;

•	the failure of a successor to assume the Continuity Agreement; or

•	a termination of employment that does not comply with the Continuity Agreement.

For the Chief Executive Officer, “good reason” also includes his election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete and non-solicitation covenants for two or three years (depending on the executive).

Employment Agreement with Mr. Newlin

We have entered into a letter agreement with Stephen D. Newlin, pursuant to which Mr. Newlin agreed to serve as our Chairman, President and Chief Executive Officer. The agreement provides that if (i) Mr. Newlin’s employment is terminated by us without serious cause (as defined in our Employee Transition Plan), (ii) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above) and (iii) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination, Mr. Newlin will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and reimbursement for the costs previously paid by us while Mr. Newlin was employed for the continued coverage for 24 months in our medical and dental plans (but not life insurance, short-term disability or long-term disability), plus any taxes imposed as a result of such reimbursement.

Mr. Newlin is also entitled to supplemental retirement benefits under his Letter Agreement if his employment is involuntarily terminated other than for Serious Cause or if Mr. Newlin terminates employment for “Good Reason” (as defined above) following a change of control. For this purpose, Serious Cause has the meaning ascribed to such term in the PolyOne Employee Transition Plan as amended from time to time, and also includes any breach of the Letter Agreement or certain other agreements between us and Mr. Newlin. These supplemental retirement benefits are described more fully in the “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” section of this proxy statement.

W. David Wilson Severance Payments

On September 9, 2008, Mr. Wilson terminated from service. Consistent with our Executive Severance Plan, Mr. Wilson receives two years of base salary ($732,000), earned incentives under the Annual Plan through his termination date ($110,876), continued medical, dental and vision for two years ($16,533), gross up of employer contributions towards coverage ($12,341) and outplacement benefits for one year ($9,000). In addition, Mr. Wilson also agreed to act as a consultant through the end of 2008 and received $14,940. Mr. Wilson’s consulting arrangement is described more fully in the “Compensation Discussion and Analysis — Termination Payments for Other Named Executive Officers” section of this proxy statement.

Executive Severance Plan

On May 25, 2006, our Compensation and Governance Committee approved the adoption of the Executive Severance Plan. The Executive Severance Plan provides for severance payments to our executive officers and other elected officers upon certain terminations of employment.

For the Named Executive Officers other than Mr. Newlin, the Executive Severance Plan provides that, if we terminate the employment of a Named Executive Officer for any reason other than cause, the Named Executive Officer will be entitled to receive:

•	salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	a pro rata payment of his annual bonus for the year of termination;

•	reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans plus any taxes imposed as a result of such reimbursement; and

•	fees for outplacement benefits for a period of 12 months.

We do not have to make payments to any Named Executive Officer under the Executive Severance Plan if he is entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payment and benefits under the Executive Severance Plan, the

Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Senior Executive Annual Incentive Plan

The Annual Plan provides opportunities to our key executives to receive incentive compensation as a reward for high levels of performance above the ordinary performance standards compensated by base salary, without limiting our ability to deduct that expenditure for federal income tax purposes. Currently, all of our Named Executive Officers participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year prior to the change of control and one-twelfth of the participant’s target annual incentive award in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made.

Under the Annual Plan, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

Equity/Long-Term Incentive Awards

Each of the agreements evidencing outstanding awards of restricted stock, stock options, stock appreciation rights and performance units provides that the vesting of such award will accelerate upon a change of control. For this purpose a “change of control” is defined, in some instances, the same as in the Annual Plan and, in other instances, the same as in the Continuity Agreements.

Retirement Benefits

Our defined benefit retirement benefit plans applicable to Messrs. Wilson and Smith also have provisions relating to the termination of the participants’ employment with us. Mr. Newlin’s supplemental retirement benefit under his Letter Agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the 2008 Pension Benefits table contained in this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2008

The following tables summarize the amounts payable upon termination under specified circumstances or upon a change of control. The data in the tables assumes that each triggering event listed in the tables occurred on December 31, 2008 and that the stock price for our common shares is $3.15, the closing sales price of our common shares on December 31, 2008.

STEPHEN D. NEWLIN

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No COC; or,	Termination			Involuntary	without Cause or
	Following a COC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a COC)	Death/Disability		(No COC)	COC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments and additional cash payment for termination prior to 2/21/09)	$0	$0	$0		$3,105,001	$5,685,001	(8)

Annual Incentive for Year of Termination	0	0	0		700,650	700,650

Cash LTIP-Vesting of Performance Units	0	0	2,071,233	(2)	0	3,107,600

Equity Awards

- Restricted Stock / Units	0	0	730,363		0	991,305

- Unexercisable Stock Options/SARs	0	0	0	(3)	0	0

Other Benefits

- Continuation of Medical, Dental and Vision Benefits including tax gross-up	0	0	0		42,140	63,209

- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		45,255	15,085

- Financial Planning Services	0	0	0		39,000	13,000

- Outplacement Benefits	0	0	0		0	0

- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	335,400

Excise Tax Gross Up(4)	0	0	0		0	5,000,713

SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	2,801,596		3,932,046	15,911,963

PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(5)	501,587	501,587	501,587		501,587	501,587

Present Value of Accrued Pension Benefit(6)	0	0	3,158,119/ 4,137,098	(7)	4,137,098	4,137,098

TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	501,587	501,587	6,461,302/ 7,440,281	(7)	8,570,731	20,550,648

(1)	Retirement is defined as the executive’s attainment of age 55 with five years of service.

(2)	Assumes achievement of performance goals at the target level of performance.

(3)	Assumes a constant share price of $3.15, the closing sales price of our common shares on December 31, 2008.

(4)	This assumes that the presumption that any arrangement entered into within 12 months of a change of control is a parachute payment under Section 280G of the Internal Revenue Code is rebutted and, thus, the retirement benefit for Mr. Newlin is not considered a parachute payment for purposes of the calculations in the table.

(5)	This row consists mainly of amounts contributed by the executive to a retirement benefit plan of the Company that otherwise would have been paid to the executive and includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2008 Nonqualified Deferred Compensation table.

(6)	The numbers shown in the table are illustrative only because lump sum payments are not available.

(7)	The first number represents payments received upon death and the second number represents payments received upon disability.

(8)	$525,001 of this amount is payable only upon involuntary termination without cause with a change of control.

ROBERT M. PATTERSON

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No COC; or,	Termination			Involuntary	without Cause or
	Following a COC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a COC)	Death/Disability		(No COC)	COC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	$0	$0	$0		$830,000	$1,867,500

Annual Incentive for Year of Termination	0	0	0		107,568	107,568

Cash LTIP-Vesting of Performance Units	0	0	0		0	0

Equity Awards

- Restricted Stock Units	0	0	26,250		0	126,000

- Unexercisable Stock Options/SARs	0	0	0	(2)	0

Other Benefits

- Continuation of Medical, Dental and Vision Benefits including tax gross-up	0	0	0		42,212	64,386

- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		0	685

- Financial Planning Services	0	0	0		0	10,000

- Outplacement Benefits	0	0	0		9,000	0

- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	121,390

Excise Tax Gross Up	0	0	0		0	931,301

SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	26,250		988,780	3,228,830

PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(3)	45,665	45,665	45,665		45,665	45,665

Present Value of Accrued Pension Benefit	0	0	0		0	0

TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	45,665	45,665	71,915		1,034,445	3,274,495

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

(2)	Assumes a constant share price of $3.15, the closing sales price of our common shares on December 31, 2008.

(3)	This row consists mainly of amounts contributed by the executive to a retirement benefit plan of the Company that otherwise would have been paid to the executive and includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2008 Nonqualified Deferred Compensation table.

KENNETH M. SMITH

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No COC; or,	Termination			Involuntary	without Cause or
	Following a COC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a COC)	Death/Disability		(No COC)	COC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments	$0	$0	$0		$672,000	$1,512,000

Annual Incentive for Year of Termination	0	0	0		140,389	140,389

Cash LTIP-Vesting of Performance Units	0	0	381,100	(2)	0	525,500

Equity Awards

- Restricted Stock Units	0	0	11,025		0	39,690

- Unexercisable Stock Options/SARs	0	0	0	(3)	0	0

Other Benefits

- Continuation of Medical, Dental and Vision Benefits including tax gross-up	0	0	0		42,212	64,386

- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		0	12,685

- Financial Planning Services	0	0	0		0	10,000

- Outplacement Benefits	0	0	0		9,000	0

- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	147,420

Excise Tax Gross Up	0	0	0		0	986,209

SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	392,125		863,601	3,438,279

PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(4)	445,355	445,355	445,355		445,355	445,355

Present Value of Accrued Pension Benefit(5)	546,724	546,724	261,151/ 546,724	(6)	546,724	546,724

TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	992,079	992,079	1,098,631/ 1,384,204	(6)	1,855,680	4,430,358

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

(2)	Assumes achievement of performance goals at the target level of performance.

(3)	Assumes a constant share price of $3.15, the closing sales price of our common shares on December 31, 2008.

(4)	This row consists mainly of amounts contributed by the executive to a retirement benefit plan of the Company that otherwise would have been paid to the executive and includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2008 Nonqualified Deferred Compensation table.

(5)	The numbers shown in the table are illustrative only because lump sum payments are not available.

(6)	The first number represents payments received upon death and the second number represents payments received upon disability.

MICHAEL L. RADEMACHER

	Voluntary
	Termination or	Involuntary				Involuntary
	Retirement(1)	Termination				Termination
	(No COC; or,	with Cause			Involuntary	without Cause or
	Following a COC,	(Including			Termination	for Good Reason
	without Good	Following a			without Cause	(Following a
	Reason)	COC)	Death/Disability		(No COC)	COC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	$0	$0	$0		$640,000	$1,440,000

Annual Incentive for Year of Termination	0	0	0		204,663	204,663

Cash LTIP-Vesting of Performance Units	0	0	361,400	(2)	0	498,501

Equity Awards

- Restricted Stock Units	0	0	11,025		0	39,690

- Unexercisable Stock Options/SARs	0	0	0	(3)	0	0

Other Benefits

- Continuation of Medical, Dental and Vision Benefits including tax gross-up	0	0	0		28,147	42,932

- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		0	12,685

- Financial Planning Services	0	0	0		0	10,000

- Outplacement Benefits	0	0	0		9,000	0

- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	93,600

Excise Tax Gross Up	0	0	0		0	866,451

SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	372,425		881,810	3,208,522

PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(4)	597,384	597,384	597,384		597,384	597,384

Present Value of Accrued Pension Benefit	0	0	0		0	0

TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	597,384	597,384	969,809		1,479,194	3,805,906

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

(2)	Assumes achievement of performance goals at the target level of performance.

(3)	Assumes a constant share price of $3.15, the closing sales price of our common shares on December 31, 2008.

(4)	This row consists mainly of amounts contributed by the executive to a retirement benefit plan of the Company that otherwise would have been paid to the executive and includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2008 Nonqualified Deferred Compensation table.

BERNARD BAERT(1)

	Voluntary
	Termination or	Involuntary				Involuntary
	Retirement(2)	Termination				Termination
	(No COC; or,	with Cause			Involuntary	without Cause or
	Following a COC,	(Including			Termination	for Good Reason
	without Good	Following a			without Cause	(Following a
	Reason)	COC)	Death/Disability		(No COC)	COC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments	$0	$0	$0		$0	$0

Annual Incentive for Year of Termination	0	0	0		0	0

Cash LTIP-Vesting of Performance Units	346,200	0	346,200	(3)	346,200	507,900

Severance Pay Under Belgian Law(4)	0	0	0		1,398,478	1,398,478

Equity Awards

- Restricted Stock Units	11,025	0	11,025		11,025	39,690

- Unexercisable Stock Options/SARs	0	0	0	(5)	0	0

Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0	0	0		0	0

- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		0	0
- Financial Planning Services	0	0	0		0	8,000

- Outplacement Benefits	0	0	0		0	0

- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	0

Excise Tax Gross Up	0	0	0		0	0

SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	357,225	0	357,225		1,755,703	1,954,068

PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(6)	466,334	466,334	466,334		466,334	466,334

Present Value of Accrued Pension Benefit	0	0	0		0	0

TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	823,559	466,334	823,559		2,222,037	2,420,402

(1)	Based on conversion rate of €1.00 = $1.4096.

(2)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

(3)	Assumes achievement of performance goals at the target level of performance.

(4)	Assumes payments would be provided as required by Belgian law and not under the Executive Severance Plan or Mr. Baert’s Continuity Agreement.

(5)	Assumes a constant share price of $3.15, the closing sales price of our common shares on December 31, 2008.

(6)	This row consists mainly of amounts contributed by the executive to a retirement benefit plan of the Company that otherwise would have been paid to the executive and includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2008 Nonqualified Deferred Compensation table.

Compensation and Governance Committee Interlocks and Insider Participation

During 2008, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Securities and Exchange Commission.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934 or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Report of the Compensation and Governance Committee

The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 15 to 32 of this proxy statement with management and, based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

The Compensation and Governance Committee
of the Board of Directors

Gordon D. Harnett, Chairperson
J. Douglas Campbell
Carol A. Cartwright
Gale Duff-Bloom
Richard H. Fearon
Robert A. Garda
Richard A. Lorraine
Edward J. Mooney
William H. Powell
Farah M. Walters

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO OUR CODE OF REGULATIONS

In March 2009, our Board of Directors unanimously recommended that our shareholders approve and adopt an amendment to our Code of Regulations that would permit the Board of Directors to adopt amendments to the Regulations to the extent permitted by Ohio law.

In 2006, the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to their regulations without shareholder approval, so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations of the corporation. Our existing Regulations require that all amendments be approved and adopted by shareholders. Many jurisdictions, such as Delaware, have historically allowed the board of directors of a corporation to amend the bylaws without shareholder approval. The Ohio Revised Code now gives Ohio corporations similar flexibility, subject to statutory limitations that prohibit directors from amending the regulations to effect changes in certain areas deemed by the Ohio legislature to be important substantive rights that are reserved to the shareholders, such as to:

•	specify the percentage of shares a shareholder must hold in order to call a special meeting;

•	specify the length of time period required for notice of a shareholders’ meeting;

•	specify that shares that have not yet been fully paid can have voting rights;

•	specify requirements for a quorum at a shareholders’ meeting;

•	prohibit shareholder or director actions from being authorized or taken without a meeting;

•	define terms of office for directors or provide for classification of directors;

•	require greater than a majority vote of shareholders to remove directors without cause;

•	establish requirements for a quorum at directors’ meetings, or specify the required vote for an action of the directors;

•	delegate authority to committees of the board to adopt, amend or repeal regulations; and

•	remove the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation.

If this proposal is approved, Section 51 of our Regulations would reflect this change by allowing the Board of Directors to amend the Regulations in the future to the extent permitted by Ohio law. Accordingly, the Board of Directors would be able to make ministerial and other changes to the Regulations without the time-consuming and expensive process of seeking shareholder approval, which would continue to be required if this proposal is not approved. If this proposal is approved, we will be required to promptly notify shareholders of any amendments that the Board of Directors makes to the Regulations by sending a notice to shareholders of record as of the date of the adoption of the amendment, or by filing a report with the Securities and Exchange Commission. The text of Section 51 as proposed to be amended is set forth as Appendix A to this proxy statement and marked to show the proposed changes.

Approval of Proposal 2 requires the affirmative vote of the holders of shares entitling them to exercise two-thirds of our voting power.

Our Board of Directors unanimously recommends a vote “FOR” Proposal 2 to amend our Code of Regulations to permit the Board of Directors to amend the Regulations without shareholder approval to the extent permitted by law.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2008.

Our Board of Directors unanimously recommends a vote FOR Proposal 3 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.   Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits. Fees for audit services totaled $2,358,600 in 2008 and $1,780,200 in 2007. The Audit Committee pre-approved all audit services and related fee arrangements billed for 2008.

Audit-Related Fees.   Audit-related services principally include audits of businesses identified for divestment and audits of our employee benefit plans. Fees for audit-related services totaled $185,900 in 2008 and $196,400 in 2007. The Audit Committee pre-approved all audit-related fee arrangements billed for 2008.

Tax Fees.   Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $681,300 in 2008 and $574,200 in 2007. The Audit Committee pre-approved all tax fee arrangements billed in 2008.

All Other Fees.   Other services principally include transitional support and advisory services related to our expatriate program. Fees for other services totaled $42,000 in 2008 and $36,900 in 2007. The Audit Committee pre-approved all other fee arrangements billed for 2008.

The Audit Committee pre-approves all audit and non-audit services and related fee arrangements performed by Ernst & Young. Unless a type of service Ernst & Young provides has received general pre-approval, it will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one of its members. However, management has no authority to approve services performed by Ernst & Young that have not been pre-approved by the Audit Committee.

Ernst & Young will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee by Ernst & Young and the Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal controls over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal controls over financial reporting at December 31, 2008.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal controls over financial reporting at December 31, 2008, including the basis for their conclusions. The Committee has discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met eight times during 2008.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditors for the year 2009.

All members of the Audit Committee concur in this report.

The Audit Committee of
the Board of Directors

Richard H. Fearon, Chairperson
Carol A. Cartwright
Robert A. Garda
Gordon D. Harnett
Richard A. Lorraine

February 18, 2009

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 16, 2009 are entitled to vote at the meeting. On that date, a total of 92,290,754 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 3 through 5 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.

The affirmative vote of holders of shares entitling them to exercise two-thirds of our voting power is necessary for approval of the amendment to our Regulations that would permit the Board of Directors to adopt amendments to the Regulations to the extent permitted by Ohio law. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because the nominee does not have discretionary authority to do so, and has not received voting instructions with respect to the proposal from the beneficial owner. For this reason, an abstention or broker non-vote will have the same effect as votes AGAINST this proposal.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. An abstention or broker non-vote will have no effect on this proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 30, 2009. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2010 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Our proxy materials for the 2009 Annual Meeting of Shareholders will be mailed on or about March 30, 2009. Sixty days prior to the first anniversary of this date will be January 29, 2010, and 90 days prior to the first anniversary of this date will be December 30, 2010. Our proxies for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2010 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,000 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2008, to shareholders of record with this proxy statement.

For the Board of Directors
PolyOne Corporation

Lisa K. Kunkle
Vice President, General Counsel and
Secretary

March 24, 2009

APPENDIX A

Proposed Amendment to Regulations

If Proposal 2 is approved, Section 51 of our Regulations will be amended as follows, with deletions shown in strike-through and additions bolded and underlined:

“51. Amendments.   Except as otherwise provided by law or by the Articles of Incorporation or these Regulations, these Regulations or any of them may be amended in any respect or repealed at any time (i) by the Shareholders at a meeting held for that purpose, provided notice of the proposed amendment or repeal be contained in the notice of the meeting, by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Corporation on the proposal, ~~or~~ (ii) by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Corporation on the proposal, or (iii) to the extent permitted by Chapter 1701 of the Ohio General Corporation Law, by the Directors. The provisions of this Regulation 51 notwithstanding, the Shareholders may not modify any of Regulations 10, 12 and 19 while those provisions remain in effect pursuant to their terms without the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Corporation on the proposal.”

A-1

PolyOne

000004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Common

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

+

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐ 07 ☐ 08 ☐ 09 ☐ 10 ☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1UPX 0209692

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

<STOCK#> 010B4A

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your voting instruction card, you may choose one of the two voting methods outlined below to vote. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Voting instruction cards submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2009. Vote by Internet · Log on to the Internet and go to www.investorvote.com/ticker symbol · Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1. Election of Directors: 01 — J. Douglas Campbell 02 — Dr. Carol A. Cartwright 03 — Gale Duff-Bloom 04 — Richard H. Fearon 05 — Gordon D. Harnett 06 — Richard A. Lorraine 07 — Edward J. Mooney 08 — Stephen D. Newlin 09 — William H. Powell 10 — Farah M. Walters Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain . Proposal to approve an amendment to PolyOne Corporation’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law. Proposal to ratify the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for the year ending December 31, 2009. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

March 24, 2009 Dear Fellow Shareholders: You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, May 14, 2009, at the Wyndham Cleveland at Playhouse Square, palace ballroom east, 1260 Euclid Avenue, Cleveland, Ohio. Please review the Notice of the Annual Meeting and the Proxy Statement for information concerning the business to be conducted at the Annual Meeting and the nominees for election as Directors. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy card, or vote over the telephone or the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting, by following the steps described in the Proxy Statement. I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting. Sincerely, STEPHEN D. NEWLIN Chairman, President and Chief Executive Officer PolyOne Corporation ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 2009 This proxy is Solicited on Behalf of the Corporation’s Board of Directors The undersigned hereby appoints Kenneth M. Smith, Lisa K. Kunkle and Robert M. Patterson, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of PolyOne Corporation held of record by the undersigned on March 16, 2009, at the Annual Meeting of Shareholders to be held on May 14, 2009, or any adjournment thereof. The Board of Directors recommends a vote (1) “FOR” the election of the nominees to serve as Directors, (2) “FOR” the approval of an amendment to PolyOne Corporation’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law and (3) “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The shares represented by this Proxy will be voted as specified on the reverse side. If no direction is given in the space provided on the reverse side, this proxy will be voted “FOR” the election of the nominees specified on the reverse side, “FOR” the approval of an amendment to PolyOne Corporation’s Code of Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by law and “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.